EX 99.1

Audited consolidated financial statements of The Hillshire Brands Company as of June 28, 2014 and June 29, 2013 and for each of the three years in the period ended June 28, 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
The Hillshire Brands Company
Chicago, Illinois

We have audited the accompanying consolidated balance sheet of The Hillshire Brands Company and subsidiaries (the "Company") as of June 28, 2014, and the related consolidated statements of income, comprehensive income, equity, and cash flows for the year ended June 28, 2014. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The Hillshire Brands Company and subsidiaries at June 28, 2014, and the results of their operations and their cash flows for the year ended June 28, 2014, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
Chicago, Illinois
August 21, 2014

EX 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
of The Hillshire Brands Company

In our opinion, the consolidated balance sheet as of June 29, 2013 and the related consolidated statements of income, comprehensive income, equity and cash flows for each of the two years in the period ended June 29, 2013 present fairly, in all material respects, the financial position of The Hillshire Brands Company and its subsidiaries at June 29, 2013, and the results of their operations and their cash flows for each of the two years in the period ended June 29, 2013, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
August 23, 2013

EX 99.1

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended
In millions except per share data	June 28, 2014	June 29, 2013	June 30, 2012
Continuing Operations
Net sales	$4,085	$3,920	$3,958
Cost of sales	2,920	2,758	2,857
Selling, general and administrative expenses	845	855	930
Net charges for exit activities, asset and business dispositions	14	9	81
Impairment charges	—	1	14
Operating income	306	297	76
Interest expense	48	48	77
Interest income	(9)	(7)	(5)
Debt extinguishment costs	—	—	39
Income (loss) from continuing operations before income taxes	267	256	(35)
Income tax expense (benefit)	55	72	(15)
Income (loss) from continuing operations	212	184	(20)
Discontinued Operations
Income from discontinued operations net of tax expense (benefit) of $1, $(8), and $(603)	1	15	463
Gain on sale of discontinued operations, net of tax expense of nil, $15, and $367	—	53	405
Net income from discontinued operations	1	68	868
Net income	213	252	848
Less: Income from noncontrolling interests, net of tax
Discontinued operations	—	—	3
Net income attributable to Hillshire Brands	$213	$252	$845
Amounts attributable to Hillshire Brands
Net income (loss) from continuing operations	$212	$184	$(20)
Net income from discontinued operations	1	68	865
Net income attributable to Hillshire Brands	$213	$252	$845
Earnings per share of common stock
Basic
Income (loss) from continuing operations	$1.72	$1.50	$(0.16)
Net income	$1.73	$2.05	$7.13
Diluted
Income (loss) from continuing operations	$1.71	$1.49	$(0.16)
Net income	$1.72	$2.04	$7.13
The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

EX 99.1

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Years Ended
In millions	June 28, 2014	June 29, 2013	June 30, 2012
Net income	$213	$252	$848
Translation adjustments, net of tax of nil, $(6), $(17) respectively	(1)	(21)	(23)
Net unrealized gain (loss) on qualifying cash flow hedges, net of tax of nil, $4, nil respectively	1	(8)	2
Pension/Postretirement activity, net of tax of $5, $(14), $26 respectively	(8)	26	(21)
Comprehensive income	205	249	806
Comprehensive income attributable to non-controlling interests	—	—	3
Comprehensive income attributable to Hillshire Brands	$205	$249	$803
The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

EX 99.1

CONSOLIDATED BALANCE SHEETS

In millions	June 28, 2014	June 29, 2013
Assets
Cash and equivalents	$236	$400
Short-term investments	87	—
Trade accounts receivable, less allowances of $2 in 2014 and $2 in 2013	232	219
Inventories
Finished goods	226	207
Work in process	19	15
Materials and supplies	85	91
	330	313
Current deferred income taxes	128	71
Income tax receivable	13	18
Other current assets	57	85
Total current assets	1,083	1,106
Property
Land	25	25
Buildings and improvements	771	790
Machinery and equipment	1,164	1,095
Construction in progress	118	93
	2,078	2,003
Accumulated depreciation	1,239	1,185
Property, net	839	818
Trademarks and other identifiable intangibles, net	240	121
Goodwill	452	348
Deferred income taxes	47	20
Other noncurrent assets	47	21
	$2,708	$2,434

Liabilities and Equity
Accounts payable	$365	$295
Accrued liabilities
Payroll and employee benefits	135	110
Advertising and promotion	119	124
Other accrued liabilities	85	123
Current maturities of long-term debt	105	19
Total current liabilities	809	671
Long-term debt	839	932
Pension obligation	116	119
Other liabilities	307	228
Contingencies and commitments (Note 14)
Equity
Hillshire Brands common stockholders' equity:
Common stock: (authorized $1,200,000,000 shares; $0.01 par value) Issued and outstanding - 123,755,082 shares in 2014 and 123,247,815 shares in 2013	1	1
Capital surplus	228	200
Retained earnings	607	477
Unearned stock of ESOP	(50)	(53)
Accumulated other comprehensive (loss)	(149)	(141)
Total equity	637	484
	$2,708	$2,434
The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

EX 99.1

CONSOLIDATED STATEMENTS OF EQUITY

		Hillshire Brands Common Stockholders' Equity
In millions	Total	Common Stock	Capital Surplus	Retained Earnings	Unearned Stock	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest
BALANCES AT JULY 2, 2011	1,893	6	39	2,161	(77)	(265)	29
Net income	848	—	—	845	—	—	3
Translation adjustments, net of tax of $(17)	(23)	—	—	—	—	(23)	—
Net unrealized gain on qualifying cash flow hedges, net of tax of nil	2	—	—	—	—	2	—
Pension/Postretirement activity, net of tax of $26	(21)	—	—	—	—	(21)	—
Dividends on common stock	(138)	—	—	(138)	—	—	—
Dividends paid on noncontrolling interest/Other	(2)	—	—	—	—	—	(2)
Disposition of noncontrolling interest	(29)	—	—	—	—	—	(29)
Repurchase of noncontrolling interest	(10)	—	(9)	—	—	—	(1)
Spin-off of International Coffee and Tea business	(2,408)	—	(5)	(2,566)	—	163	—
Stock issuances -
Restricted stock	14	—	21	(7)	—	—	—
Stock option and benefit plans	94	—	94	—	—	—	—
Reverse stock split	—	(5)	5	—	—	—	—
ESOP tax benefit, redemptions and other	15	—	(1)	—	16	—	—
BALANCES AT JUNE 30, 2012	235	1	144	295	(61)	(144)	—
Net income	252	—	—	252	—	—	—
Translation adjustments, net of tax of $(6)	(21)	—	—	—	—	(21)	—
Net unrealized loss on qualifying cash flow hedges, net of tax of $4	(8)	—	—	—	—	(8)	—
Pension/Postretirement activity, net of tax of $(14)	26	—	—	—	—	26	—
Dividends on common stock	(61)	—	—	(61)	—	—	—
Spin-off of International Coffee and Tea business	(3)	—	—	(9)	—	6	—
Stock issuances -
Restricted stock	3	—	3	—	—	—	—
Stock option and benefit plans	52	—	52	—	—	—	—
ESOP tax benefit, redemptions and other	9	—	1	—	8	—	—
BALANCES AT JUNE 29, 2013	484	1	200	477	(53)	(141)	—
Net income	213	—	—	213	—	—	—
Translation adjustments, net of tax of nil	(1)	—	—	—	—	(1)	—
Net unrealized gain on qualifying cash flow hedges, net of tax of nil	1	—	—	—	—	1	—
Pension/Postretirement activity, net of tax of $5	(8)	—	—	—	—	(8)	—
Dividends on common stock	(87)	—	—	(87)	—	—	—
Spin-off of International Coffee and Tea	5	—	—	5	—	—	—
Stock issuances -
Restricted stock	1	—	1	—	—	—	—
Stock option and benefit plans	57	—	57	—	—	—	—
Share repurchases and retirements	(30)	—	(30)	—	—	—	—
ESOP tax benefit, redemptions and other	2	—	—	(1)	3	—	—
BALANCES AT JUNE 28, 2014	$637	$1	$228	$607	$(50)	$(149)	$—
The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

EX 99.1

CONSOLIDATED STATEMENTS OF CASH FLOWS

In millions	June 28, 2014	June 29, 2013	June 30, 2012
Operating Activities
Net income	$213	$252	$848
Adjustments to reconcile net income to net cash from operating activities
Depreciation	131	148	266
Amortization	24	18	46
Impairment charges	—	1	428
Net gain on business dispositions	—	(75)	(772)
Increase (decrease) in deferred income taxes	(55)	44	(400)
Pension contributions, net of income/expense	(10)	(14)	(226)
Refundable tax on Senseo payments	—	—	(43)
Debt extinguishment costs	—	—	39
Other	(44)	(11)	(70)
Change in current assets and liabilities, net of businesses acquired and sold
Trade accounts receivable	(9)	19	66
Inventories	(13)	(38)	34
Other current assets	(24)	30	(30)
Accounts payable	44	(52)	29
Accrued liabilities	(16)	(89)	94
Income taxes	10	20	(60)
Net cash from operating activities	251	253	249
Investing Activities
Purchases of property and equipment	(140)	(135)	(314)
Purchases of software and other intangibles	(13)	(5)	(188)
Acquisitions of businesses	(200)	—	(30)
Dispositions of businesses and investments	—	96	2,033
Insurance proceeds	50	—	—
Proceeds from note receivable	55	—	—
Cash balance of International Coffee and Tea business at spin-off	—	—	(2,061)
Cash received from derivative transactions	3	—	31
Cash used to invest in short-term investments	(354)	—	—
Cash received from maturing short-term investments	263	—	—
Sales of assets	1	3	8
Net cash used in investing activities	(335)	(41)	(521)
Financing Activities
Issuances of common stock	37	47	84
Purchases of common stock	(30)	—	—
Borrowings of other debt	—	—	851
Repayments of other debt and derivatives	(20)	(46)	(1,811)
Net change in financing with less than 90-day maturities	—	—	(204)
Stock compensation income tax benefits	13	—	15
Purchase of non-controlling interest	—	—	(10)
Payments of dividends	(80)	(46)	(271)
Net cash used in financing activities	(80)	(45)	(1,346)
Effect of changes in foreign exchange rates on cash	—	(2)	(213)
Increase (decrease) in cash and equivalents	(164)	165	(1,831)
Add: Cash balance of discontinued operations at beginning of year	—	—	1,992
Less: Cash balance of discontinued operations at end of year	—	—	—
Cash and equivalents at beginning of year	400	235	74
Cash and equivalents at end of year	$236	$400	$235
Supplemental Cash Flow Data
Cash paid for restructuring charges	$70	$102	$512
Cash contributions to pension plans	$9	$8	$213
Cash paid for income taxes	$101	$15	$209
The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

EX 99.1

Note 1 - Nature of Operations and Basis of Presentation

Nature of Operations

The Hillshire Brands Company (corporation, company or Hillshire Brands) is a U.S.-based company that primarily focuses on manufacturing and marketing branded convenient foods. The company's principal product lines are branded packaged meat products and frozen bakery products. Sales are made in both the retail channel, to supermarkets, warehouse clubs and national chains, and the foodservice channel.

The relative importance of each of the company's business segments over the past three years, as measured by sales and operating segment income, is presented in Note 19 - Business Segment Information, of these financial statements.

Basis of Presentation

The Consolidated Financial Statements include the accounts of the company and all subsidiaries where we have a controlling financial interest. The consolidated financial statements include the accounts of a variable interest entity (VIE) for which the company is deemed the primary beneficiary. The results of companies acquired or disposed of during the year are included in the consolidated financial statements from the effective date of acquisition, or up to the date of disposal. Intercompany balances and transactions have been eliminated in consolidation.

The fiscal year ends on the Saturday closest to June 30. Fiscal 2014, 2013 and 2012 were 52-week years. Unless otherwise stated, references to years relate to fiscal years.

Certain 2013 and 2012 amounts have been reclassified to conform to the 2014 presentation.

Discontinued Operations

The results of the Australian Bakery, International Coffee and Tea, North American Foodservice Beverage, European Bakery, North American Fresh Bakery, North American Refrigerated Dough, and International Household and Body Care businesses were reported as discontinued operations in the company's 2013 Annual Report on Form 10-K. The results of operations of these businesses through the date of disposition are presented as discontinued operations in the Consolidated Statements of Income for all periods presented. Prior to disposition, the assets and liabilities of discontinued operations are aggregated and reported on separate lines of the Consolidated Balance Sheets.

Note 2 - Summary of Significant Accounting Policies

The Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles in the U.S. (GAAP).

The preparation of the Consolidated Financial Statements in conformity with GAAP requires management to make use of estimates and assumptions that affect the reported amount of assets and liabilities, revenues and expenses and certain financial statement disclosures. Significant estimates in these Consolidated Financial Statements include allowances for doubtful accounts receivable, net realizable value of inventories, sales incentives, useful lives of property and identifiable intangible assets, the evaluation of the recoverability of property, identifiable intangible assets and goodwill, self-insurance reserves, income tax and valuation reserves, the valuation of assets and liabilities acquired in business combinations, assumptions used in the determination of the funded status and annual expense of pension and postretirement employee benefit plans, and the volatility, expected lives and forfeiture rates for stock compensation instruments granted to employees. Actual results could differ from these estimates.

Reacquired Shares

The company is incorporated in the State of Maryland and under the laws of that state shares of its own stock that are acquired by the company constitute authorized but unissued shares. The cost of the acquisition by the company of shares of its own stock in excess of the aggregate par value of the shares first reduces capital surplus, to the extent available, with any residual cost applied against retained earnings.

EX 99.1

Sales Recognition and Incentives

The company recognizes sales when they are realized or realizable and earned. The company considers revenue realized or realizable and earned when persuasive evidence of an arrangement exists, delivery of products has occurred, the sales price charged is fixed or determinable, and collectability is reasonably assured. For the company, this generally means that we recognize sales when title to and risk of loss of our products pass to our resellers or other customers. In particular, title usually transfers upon receipt of our product at our customers' locations, or upon shipment, as determined by the specific sales terms of the transactions.

Sales are recognized as the net amount to be received after deducting estimated amounts for sales incentives, trade allowances and product returns. The company estimates trade allowances and product returns based on historical results taking into consideration the customer, transaction and specifics of each arrangement. The company provides a variety of sales incentives to resellers and consumers of its products, and the policies regarding the recognition and display of these incentives within the Consolidated Statements of Income are as follows:

Discounts, Coupons and Rebates The cost of these incentives is recognized at the later of the date at which the related sale is recognized or the date at which the incentive is offered. The cost of these incentives is estimated using a number of factors, including historical utilization and redemption rates. Substantially all cash incentives of this type are included in the determination of net sales. Incentives offered in the form of free product are included in the determination of cost of sales.

Slotting Fees Certain retailers require the payment of slotting fees in order to obtain space for the company's products on the retailer's store shelves. These amounts are included in the determination of net sales when a liability to the retailer is created.

Volume-Based Incentives These incentives typically involve rebates or refunds of a specified amount of cash only if the reseller reaches a specified level of sales. Under incentive programs of this nature, the company estimates the incentive and allocates a portion of the incentive to reduce each underlying sales transaction with the customer.

Cooperative Advertising Under these arrangements, the company agrees to reimburse the reseller for a portion of the costs incurred by the reseller to advertise and promote certain of the company's products. The company recognizes the cost of cooperative advertising programs in the period in which the advertising and promotional activity first takes place. The costs of these incentives are generally included in the determination of net sales.

Fixtures and Racks Store fixtures and racks are given to retailers to display certain of the company's products. The costs of these fixtures and racks are recognized as expense in the period in which they are delivered to the retailer.

Advertising Expense

Advertising costs, which include the development and production of advertising materials and the communication of this material through various forms of media, are expensed in the period the advertising first takes place. Advertising expense is recognized in Selling, general and administrative expenses in the Consolidated Statements of Income. Total media advertising expense for continuing operations was $104 million in 2014, $113 million in 2013 and $86 million in 2012.

Cash and Equivalents

All highly liquid investments purchased with a maturity of three months or less at the time of purchase are considered to be cash equivalents.

Accounts Receivable Valuation

Accounts receivable are stated at their net realizable value. The allowance for doubtful accounts reflects the company's best estimate of probable losses inherent in the receivables portfolio determined on the basis of historical experience, specific allowances for known troubled accounts and other currently available information.

Shipping and Handling Costs

Shipping and handling costs are $250 million in 2014, $249 million in 2013 and $258 million in 2012. These costs are recognized in Selling, general and administrative expenses in the Consolidated Statements of Income.

EX 99.1

Inventory Valuation

Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method. Rebates, discounts and other cash consideration received from a vendor related to inventory purchases are reflected as a reduction in the cost of the related inventory item, and are therefore, reflected in cost of sales when the related inventory item is sold.

Recognition and Reporting of Planned Business Dispositions

When a decision to dispose of a business component is made, it is necessary to determine how the results will be presented within the financial statements and whether the net assets of that business are recoverable. The following summarizes the significant accounting policies and judgments associated with a decision to dispose of a business.

Discontinued Operations A discontinued operation is a business component that meets several criteria. First, it must be possible to clearly distinguish the operations and cash flows of the component from other portions of the business. Second, the operations need to have been sold, spun-off or classified as held for sale. Finally, after the disposal, the cash flows of the component must be eliminated from continuing operations and the company may not have any significant continuing involvement in the business. Significant judgments are involved in determining whether a business component meets the criteria for discontinued operation reporting and the period in which these criteria are met. The results for a business to be spun-off do not meet the criteria for discontinued operations reporting until the completion of the spin-off.

If a business component is reported as a discontinued operation, the results of operations through the date of sale are presented on a separate line of the income statement. Interest on corporate level debt is not allocated to discontinued operations. Any gain or loss recognized upon the disposition of a discontinued operation is also reported on a separate line of the income statement. Prior to disposition, the assets and liabilities of discontinued operations are aggregated and reported on separate lines of the balance sheet.

Gains and losses related to the sale of business components that do not meet the discontinued operation criteria are reported in continuing operations and separately disclosed, if significant.

Businesses Held for Sale In order for a business to be classified as held for sale, several criteria must be achieved. These criteria include, among others, an active program to market the business and locate a buyer, as well as the probable disposition of the business within one year. Upon being classified as held for sale, the recoverability of the carrying value of a business must be assessed. Evaluating the recoverability of the assets of a business classified as held for sale follows a defined order in which property and intangible assets subject to amortization are considered only after the recoverability of goodwill, intangible assets not subject to amortization and other assets are assessed. After the valuation process is completed, the held for sale business is reported at the lower of its carrying value or fair value less cost to sell and no additional depreciation expense is recognized related to property. The carrying value of a held for sale business includes the portion of the cumulative translation adjustment related to the operation. Once a business is classified as held for sale, all of its historical balance sheet information is included in assets and liabilities held for sale in the balance sheet.

Businesses Held for Use If a decision to dispose of a business is made and the held for sale criteria are not met, the business is considered held for use and its assets are evaluated for recoverability in the following order: assets other than goodwill; property and intangibles subject to amortization; and finally, goodwill. In evaluating the recoverability of property and intangible assets subject to amortization, in a held for use business, the carrying value of the business is first compared to the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the operation. If the carrying value exceeds the undiscounted expected cash flows, then an impairment is recognized to the extent the carrying value of the business exceeds its fair value.

There are inherent judgments and estimates used in determining future cash flows and it is possible that additional impairment charges may occur in future periods. In addition, the sale of a business can result in the recognition of a gain or loss that differs from that anticipated prior to the closing date.

EX 99.1

Property

Property is stated at historical cost and depreciation is computed using the straight-line method over the lives of the assets. Machinery and equipment are depreciated over periods ranging from 3 to 25 years and buildings and building improvements over periods of up to 40 years. Additions and improvements that substantially extend the useful life of a particular asset and interest costs incurred during the construction period of major properties are capitalized. Leasehold improvements are capitalized and amortized over the shorter of the remaining lease term or remaining economic useful life. As of June 28, 2014, the company had $27 million in capital expenditures within accounts payable. Repairs and maintenance costs are charged to expense. Upon the sale or disposition of property, the cost and related accumulated depreciation are removed from the accounts. Interest expense is capitalized for capital projects over $1 million that are in process for more than three months. Capitalized interest was $3 million in 2014, $2 million in 2013 and $5 million in 2012.

Property is tested for recoverability whenever events or changes in circumstances indicate that its carrying value may not be recoverable. Such events include significant adverse changes in the business climate, current period operating or cash flow losses, forecasted continuing losses or a current expectation that an asset group will be disposed of before the end of its useful life or spun-off. Recoverability of property is evaluated by a comparison of the carrying amount of an asset or asset group to future net undiscounted cash flows expected to be generated by the asset or asset group. If the carrying amount exceeds the estimated future undiscounted cash flows then an asset is not recoverable. The impairment loss recognized is the amount by which the carrying amount of the asset exceeds the estimated fair value.

Assets that are to be disposed of by sale are recognized in the financial statements at the lower of carrying amount or fair value, less cost to sell, and are not depreciated after being classified as held for sale. In order for an asset to be classified as held for sale, the asset must be actively marketed, be available for immediate sale and meet certain other specified criteria.

Trademarks and Other Identifiable Intangible Assets

The primary identifiable intangible assets of the company are trademarks and customer relationships acquired in business combinations and computer software. The company capitalizes direct costs of materials and services used in the development and purchase of internal-use software. Identifiable intangibles with finite lives are amortized and those with indefinite lives are not amortized. The estimated useful life of a finite-lived identifiable intangible asset is based upon a number of factors, including the effects of demand, competition, expected changes in distribution channels and the level of maintenance expenditures required to obtain future cash flows.

Identifiable intangible assets that are subject to amortization are evaluated for impairment using a process similar to that used in evaluating the recoverability of property, plant and equipment. Identifiable intangible assets not subject to amortization are assessed for impairment at least annually and as triggering events may occur. The impairment test for identifiable intangible assets not subject to amortization consists of a comparison of the fair value of the intangible asset with its carrying amount. An impairment loss is recognized for the amount by which the carrying value exceeds the fair value of the asset. In making this assessment, management relies on a number of factors to discount estimated future cash flows including operating results, business plans and present value techniques. Rates used to discount cash flows are dependent upon interest rates and the cost of capital at a point in time. There are inherent assumptions and judgments required in the analysis of intangible asset impairment. It is possible that assumptions underlying the impairment analysis will change in such a manner that impairment in value may occur in the future.

Goodwill

Goodwill is the difference between the purchase price and the fair value of the assets acquired and liabilities assumed in a business combination. When a business combination is completed, the assets acquired and liabilities assumed are assigned to the reporting unit or units of the company given responsibility for managing, controlling and generating returns on these assets and liabilities. Reporting units are business components at or one level below the operating segment level for which discrete financial information is available and reviewed by segment management. In many instances, all of the acquired assets and liabilities are assigned to a single reporting unit and in these cases all of the goodwill is assigned to the same reporting unit. In those situations in which the acquired assets and liabilities are allocated to more than one reporting unit, the goodwill to be assigned to each reporting unit is determined in a manner similar to how the amount of goodwill recognized in the business combination is determined.

EX 99.1

Goodwill is not amortized; however, it is assessed for impairment at least annually and as triggering events may occur. The company performs its annual review for impairment in the fourth quarter of each fiscal year. The company uses accounting standards regarding goodwill impairment reviews that permit an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. The more-likely-than-not threshold is defined as having a likelihood of more than 50%. Some of the factors considered in the qualitative assessment process were the overall financial performance of the business including current and expected cash flows, revenues and earnings; changes in macroeconomic or industry conditions; changes in cost factors such as raw materials and labor; and changes in management, strategy or customers. If, after assessing the totality of events or circumstances, an entity determines that it is not more likely than not that the fair value is less than the carrying amount, then the two-step process of impairment testing is unnecessary.

However, if the qualitative assessment discussed above indicates that there may be a possible impairment then the first step of the goodwill impairment test is required to be performed. The first step involves a comparison of the fair value of a reporting unit with its carrying value. If the carrying value of the reporting unit exceeds its fair value, the second step of the process is necessary and involves a comparison of the implied fair value and the carrying value of the goodwill of that reporting unit. If the carrying value of the goodwill of a reporting unit exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to the excess.

In evaluating the recoverability of goodwill, it is necessary to estimate the fair values of the reporting units. In making this assessment, management relies on a number of factors to discount anticipated future cash flows, including operating results, business plans and present value techniques. The fair value of reporting units is estimated based on a discounted cash flow model. The discounted cash flow model uses management's business plans and projections as the basis for expected future cash flows for the first three years and a residual growth rate thereafter. Management believes the assumptions used for the impairment test are consistent with those utilized by a market participant performing similar valuations for our reporting units. A separate discount rate derived from published sources was utilized for each reporting unit. Rates used to discount cash flows are dependent upon interest rates, market-based risk premium and the cost of capital at a point in time. Because some of the inherent assumptions and estimates used in determining the fair value of these reporting units are outside the control of management, including interest rates, market-based risk premium, the cost of capital, and tax rates, changes in these underlying assumptions and our credit rating can also adversely impact the business units' fair values. The amount of any impairment is dependent on these factors, which cannot be predicted with certainty.

Exit and Disposal Activities

Exit and disposal activities primarily consist of various actions to sever employees, exit certain contractual obligations and dispose of certain assets. Charges are recognized for these actions in the period in which the liability is incurred. Adjustments to previously recorded charges resulting from a change in estimated liability are recognized in the period in which the change is identified. Our methodology used to record these charges is described below.

Severance Severance actions initiated by the company are generally covered under previously communicated benefit arrangements, which provides for termination benefits in the event that an employee is involuntarily terminated. Liabilities are recorded under these arrangements when it is probable that employees will be entitled to benefits and the amount can be reasonably estimated. This generally occurs when management with the appropriate level of authority approves an action to terminate employees who have been identified and targeted for termination within one year.

Noncancelable Lease and Contractual Obligations Liabilities are incurred for noncancelable lease and other contractual obligations when the company terminates the contract in accordance with contract terms or when the company ceases using the right conveyed by the contract or exits the leased space. The charge for these items is determined based on the fair value of remaining lease rentals reduced by the fair value of estimated sublease rentals that could reasonably be obtained for the property, estimated using an expected present value technique.

Other For other costs associated with exit and disposal activities, a charge is recognized at its fair value in the period in which the liability is incurred, estimated using an expected present value technique, generally when the services are rendered.

Stock-Based Compensation

The company recognizes the cost of employee services received in exchange for awards of equity instruments over the vesting period based upon the grant date fair value of those awards.

EX 99.1

Income Taxes

The company's tax rate from period to period is affected by many factors. The most significant of these factors includes changes in tax legislation, the tax characteristics of the company's income, the timing and recognition of goodwill impairments and acquisitions and dispositions. In addition, the company's tax returns are routinely audited and finalization of issues raised in these audits sometimes affects the tax provision. It is reasonably possible that tax legislation in the jurisdictions in which the company does business may change in future periods. While such changes cannot be predicted, if they occur, the impact on the company's tax assets and obligations will need to be measured and recognized in the financial statements.

Deferred taxes are recognized for the future tax effects of temporary differences between financial and income tax reporting using tax rates for the years in which the differences are expected to reverse. The company continually assesses the recoverability of these deferred tax amounts and, where appropriate, provides a reserve for amounts that appear to be more likely than not unrecoverable. Federal income taxes are provided on that portion of the income of foreign subsidiaries that are expected to be remitted to the U.S. and be taxable. There is not a significant amount of income generated outside of the U.S.

The management of the company periodically estimates the probable tax obligations of the company using historical experience in tax jurisdictions and informed judgments in accordance with GAAP. For a tax benefit to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by the taxing authority. The company adjusts these reserves in light of changing facts and circumstances; however, due to the complexity of some of these situations, the ultimate payment may be materially different from the estimated recorded amounts. Any adjustment to a tax reserve impacts the company's tax expense in the period in which the adjustment is made.

Defined Benefit, Postretirement and Life-Insurance Plans

The company recognizes the funded status of defined pension and postretirement plans in the Consolidated Balance Sheet. The funded status is measured as the difference between the fair market value of the plan assets and the benefit obligation. The company measures its plan assets and liabilities as of its fiscal year end. For a defined benefit pension plan, the benefit obligation is the projected benefit obligation; for any other defined benefit postretirement plan, such as a retiree health care plan, the benefit obligation is the accumulated postretirement benefit obligation. Any overfunded status is recognized as an asset and any underfunded status is recognized as a liability. Any transitional asset/(liability), prior service cost (credit) or actuarial (gain)/loss that has not yet been recognized as a component of net periodic cost is recognized in the accumulated other comprehensive income section of the Consolidated Statements of Equity, net of tax. Accumulated other comprehensive income will be adjusted as these amounts are subsequently recognized as a component of net periodic benefit costs in future periods.

EX 99.1

Financial Instruments

The company uses financial instruments, including options and futures to manage its exposures to movements in commodity prices. The use of these financial instruments modifies the exposure of these risks with the intent to reduce the risk or cost to the company. The company does not use derivatives for trading purposes and is not a party to leveraged derivatives.

The company uses either hedge accounting or mark-to-market accounting for its derivative instruments. Under hedge accounting, the company formally documents its hedge relationships, including identification of the hedging instruments and the hedged items, as well as its risk management objectives and strategies for undertaking the hedge transaction. This process includes linking derivatives that are designated as hedges of specific assets, liabilities, firm commitments or forecasted transactions. The company also formally assesses, both at inception and at least quarterly thereafter, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in either the fair value or cash flows of the hedged item. If it is determined that a derivative ceases to be a highly effective hedge, or if the anticipated transaction is no longer likely to occur, the company discontinues hedge accounting and any deferred gains or losses are recorded in the Consolidated Statements of Income. Derivatives are recorded in the Consolidated Balance Sheets at fair value in other assets and other liabilities In accordance with generally accepted accounting principles, we offset certain derivative asset and liability balances, as well as certain amounts representing rights to reclaim cash collateral and obligations to return cash collateral, where master netting agreements provide for legal right of setoff. For more information about accounting for derivatives see Note 15 - Financial Instruments.

Self-Insurance Reserves

The company purchases third-party insurance for workers' compensation, automobile and product and general liability claims that exceed a certain level. The company is responsible for the payment of claims under these insured limits. The undiscounted obligation associated with these claims is accrued based on estimates obtained from consulting actuaries. Historical loss development factors are utilized to project the future development of incurred losses, and these amounts are adjusted based upon actual claim experience and settlements. Accrued reserves, excluding any amounts covered by insurance, were $27 million as of June 28, 2014 and $32 million as of June 29, 2013.

Business Acquisitions

With respect to business acquisitions, the company is required to recognize and measure the identifiable assets acquired, liabilities assumed, contractual contingencies, contingent consideration and any noncontrolling interest in an acquired business at fair value on the acquisition date. In addition, the accounting guidance also requires expensing acquisition costs when incurred, recognizing restructuring costs in periods subsequent to the acquisition date and recording any adjustments to deferred tax asset valuation allowances and acquired uncertain tax positions after the measurement period in income tax expense.

Foreign Currency Translation

Foreign currency denominated assets and liabilities are translated into U.S. dollars at exchange rates existing at the respective balance sheet dates. Translation adjustments resulting from fluctuations in exchange rates are recorded as a separate component of other comprehensive income within common stockholders' equity. The company translates the results of operations of its foreign subsidiaries at the average exchange rates during the respective periods. Gains and losses resulting from foreign currency transactions, the amounts of which are not material, are included in Selling, general and administrative expense in the Consolidated Statements of Income.

EX 99.1

Note 3 - Intangible Assets and Goodwill

Intangible Assets

The primary components of the intangible assets reported in continuing operations and the related amortization expense are as follows:

In millions	Gross Value	Accumulated Amortization	Net Book Value
2014
Intangible assets subject to amortization
Trademarks and brand names	$87	$5	$82
Customer relationships	131	49	82
Computer software	143	123	20
Other contractual agreements	13	1	12
	$374	$178	196
Trademarks and brand names not subject to amortization			44
Net book value of intangible assets			$240
2013
Intangible assets subject to amortization
Trademarks and brand names	31	4	27
Customer relationships	72	46	26
Computer software	133	112	21
Other contractual agreements	3	—	3
	$239	$162	77
Trademarks and brand names not subject to amortization			44
Net book value of intangible assets			$121

The company made two acquisitions during 2014 to further broaden its product offerings and to facilitate extension into additional categories. On September 6, 2013, the Retail segment acquired 100% of the common stock of Formosa Meat Company, Inc. (“Golden Island”) for $35 million. On May 15, 2014, the Retail segment acquired 100% of the capital stock of Healthy Frozen Food, Inc. (“Van's”) for approximately $165 million, net of cash acquired. As a result of the acquisitions, the company recognized a total of $104 million of goodwill and $125 million of brand names, customer relationships, and other intangibles.

The year-over-year change in the value of trademarks and brand names and customer relationships is primarily due to the acquisitions of Golden Island and Van's and the impact of amortization during the year. The amortization expense reported in continuing operations for intangible assets subject to amortization was $19 million in 2014, $17 million in 2013 and $21 million in 2012. The estimated amortization expense for the next five years, assuming no change in the estimated useful lives of identifiable intangible assets or changes in foreign exchange rates, is as follows: $22 million in 2015, $14 million in 2016, $14 million in 2017, $14 million in 2018 and $11 million in 2019. At June 28, 2014, the weighted average remaining useful life for trademarks is 19 years; customer relationships is 17 years; computer software is 2 years; and other contractual agreements is 9 years.

EX 99.1

Goodwill

The goodwill reported in continuing operations associated with each business segment and the changes in those amounts during 2014 and 2013 are as follows:

In millions	Retail	Foodservice/Other	Total
Net Book Value at June 30, 2012
Gross goodwill	$139	$591	$730
Accumulated impairment losses	—	(382)	(382)
Net goodwill	139	209	348
Net Book Value at June 29, 2013
Gross goodwill	139	591	730
Accumulated impairment losses	—	(382)	(382)
Net goodwill	139	209	348
Acquisitions	104	—	104
Net Book Value at June 28, 2014
Gross goodwill	243	591	834
Accumulated impairment losses	—	(382)	(382)
Net goodwill	$243	$209	$452

Note 4 - Impairment Charges

The company recognized impairment charges in 2013 and 2012 and the significant impairments are reported as Impairment charges in the Consolidated Statements of Income. The impact of these charges is summarized in the following table:

In millions	Pretax Impairment Charge
2013
Retail	$1
2012
General corporate expenses	$14

No impairment charges were recognized in 2014.

The company currently tests goodwill and intangible assets not subject to amortization for impairment in the fourth quarter of its fiscal year and whenever a significant event occurs or circumstances change that would more likely than not reduce the fair value of these intangible assets. Other long-lived assets are tested for recoverability whenever events or changes in circumstances indicate that its carrying value may not be recoverable. The following is a discussion of each impairment charge:

2013

Retail Property The company recognized a $1 million impairment charge related to machinery and equipment within the Retail segment, which was determined to no longer have any future use by the company.

2012

Capitalized Computer Software The company recognized a $14 million impairment charge related to the write-down of capitalized computer software, which was determined to no longer have any future use by the company. These charges were recognized as part of general corporate expenses.

EX 99.1

Note 5 - Discontinued Operations

The results of the fresh bakery, refrigerated dough and foodservice beverage operations in North America and the international coffee and tea, household and body care, European bakery and Australian bakery businesses are classified as discontinued operations and are presented as discontinued operations in the Consolidated Statements of Income for all periods presented. The assets and liabilities for these businesses met the accounting criteria to be classified as held for sale and have been aggregated and reported on a separate line of the Consolidated Balance Sheet prior to disposition.

North American Operations

North American Fresh Bakery On October 21, 2011, the company announced an agreement with Grupo Bimbo that allowed the parties to complete the previously announced sale of its North American Fresh Bakery business for a purchase price of $709 million. The sale also included a small portion of business that was part of the North American Foodservice/Other segment which is not reflected as discontinued operations as it did not meet the definition of a component pursuant to the accounting rules. The transaction closed on November 4, 2011 and Hillshire Brands received $717 million, which included working capital and other purchase price adjustments. The company entered into a customary transition services agreement with the purchaser of this business to provide for the orderly separation of the business and transition of various administrative functions and processes which ended in the fourth quarter of 2013.

The buyer of the North American Fresh Bakery business assumed all the pension and postretirement medical liabilities associated with these businesses, including any multi-employer pension liabilities. An actuarial analysis under ERISA guidelines was performed to determine the final plan assets that should be transferred to support the pension liabilities assumed by the buyer. The transfer of the benefit plan liabilities to the buyer resulted in the recognition of a $36 million settlement loss related to the defined benefit pension plans and a $71 million settlement gain and a $44 million curtailment gain related to the postretirement benefit plans. These amounts have been included in the gain on disposition of this business.

North American Foodservice Beverage On October 24, 2011, the company announced that it had entered into an agreement to sell the majority of its North American Foodservice Beverage operations to the J.M. Smucker Company (Smuckers) for $350 million. The transaction closed on December 31, 2011, resulting in the recognition of a pretax gain of $222 million in the second quarter of 2012. The company received $376 million of proceeds, which included a working capital adjustment. The company entered into a customary transition services agreement with Smuckers to provide for the orderly separation of the business and the transition of various administrative functions and processes which ended in the fourth quarter of 2012. The company also entered into a 10 year partnership to collaborate on liquid coffee innovation that will pay the company approximately $50 million plus growth-related royalties over the 10 year period. While this arrangement provided a continuation of cash flows subsequent to the divestiture, it did not represent significant continuing cash flows or significant continuing involvement that would have precluded classification of the North American Foodservice Beverage component as a discontinued operation. This partnership agreement was subsequently transferred to the international coffee and tea business as part of the spin-off. The company performed an updated impairment analysis for the remaining assets for sale in the North American Foodservice Beverage component and recognized a pretax impairment charge of $6 million in 2012 which has been recognized in the operating results for discontinued operations. The company has also recognized exit-related costs for this business which is included in the operating results for discontinued operations.

North American Foodservice Refrigerated Dough On August 9, 2011, the company announced it had entered into an agreement to sell its North American Foodservice Refrigerated Dough business to Ralcorp for $545 million. The company received $552 million of proceeds, which included working capital adjustments. The company entered into a customary transitional services agreement with the purchaser of this business to provide for the orderly separation of the business and the orderly transition of various functions and processes which ended in the fourth quarter of 2012.

International Operations

Australian Bakery In February 2013, the company completed the sale of its Australian Bakery business. Using foreign currency exchange rates on the date of the transaction, the company received cash proceeds of $85 million and reported an after tax gain on disposition of $42 million. During the second quarter of 2014, the company received a tax refund of approximately AUD 2.0 million ($1.9 million USD) related to Australian Bakery discontinued operations, which was recorded as results of discontinued operations in the Consolidated Statements of Income.

EX 99.1

International Coffee and Tea On June 28, 2012, the company's International Coffee and Tea business was spun off into a new public company called D.E MASTER BLENDERS 1753 N.V. (DEMB). The separation was effected as follows: a distribution of all of the common stock of a U.S. subsidiary that held all of the company's International Coffee and Tea business (CoffeeCo) was made to an exchange agent on behalf of the company's shareholders of record. Immediately after the distribution of CoffeeCo common stock, CoffeeCo paid a $3.00 per share dividend, which totaled $1.8 billion. After the payment of the dividend, CoffeeCo merged with a subsidiary of DEMB. As a result of the spin-off, the historical results of the International Coffee and Tea business have been reported as a discontinued operation in the company's consolidated financial statements. The company entered into a master separation agreement that provided for the orderly separation of the business and transition of various administrative functions and processes and a separate tax sharing agreement whereby DEMB agreed to indemnify the company for certain tax liabilities that could result from the spin-off and certain related transactions. The company does not have any significant continuing involvement in the business and does not expect any material direct cash inflows or outflows with this business.

European Bakery During the first quarter of 2012, management decided to divest the Spanish bakery and French refrigerated dough businesses, collectively referred to as European Bakery, requiring that these businesses be tested for impairment under the available for sale model. Based on an estimate of the anticipated proceeds for these businesses, the company recognized a pretax impairment charge of $379 million for the European Bakery businesses in 2012. A tax benefit of $38 million was recognized on these impairment charges. On October 10, 2011, the company announced that it had signed an agreement to sell the Spanish bakery business to Grupo Bimbo for €115 million and closed the transaction in the second quarter of 2012. In the third quarter of 2012, the company also completed the disposition of its French refrigerated dough business for €115 million. An $11 million pretax gain was recognized in 2012 on the sale of both the Spanish bakery and French refrigerated dough businesses.

Air Care Products Business In July 2010, the company sold a majority of its air care products business. However, certain operations were retained in Spain until production related to non-air care businesses ceased at the facility. The sale of the Spanish facility closed in the third quarter of 2012 and the company received $44 million of proceeds and recognized a pretax loss on the sale of this facility of $10 million.

Shoe Care Business In May 2011, the company completed the sale of the majority of its shoe care businesses. However, certain other shoe care businesses were sold on a delayed basis. In 2012, the company closed on the sale of its shoe care business in Malaysia, China and Indonesia and received $56 million of proceeds, which included working capital adjustments.

Non-Indian Insecticides Business The company began selling portions of its Non-Indian Insecticides business in December 2010. The company recognized a pretax gain of $255 million on such dispositions in 2012.

EX 99.1

Results of Discontinued Operations

The amounts in the tables below reflect the operating results of the businesses reported as discontinued operations up through the date of disposition, exclusive of any gains or losses related to the disposal of these discontinued operations.

In millions	Net Sales	Pretax Income (Loss)	Income (Loss)
2014
Australian Bakery	—	2	1
Total	$—	$2	$1
2013
North American Fresh Bakery	$—	$1	$1
North American Foodservice Beverage	—	3	2
International Coffee and Tea	—	—	6
European Bakery	—	—	(3)
International Household and Body Care	—	—	1
Australian Bakery	80	3	8
Total	$80	$7	$15
2012
North American Fresh Bakery	$724	$29	$163
North American Refrigerated Dough	74	13	9
North American Foodservice Beverage	330	(15)	(9)
International Coffee and Tea	3,728	224	662
European Bakery	262	(384)	(358)
International Household and Body Care	111	(5)	(2)
Australian Bakery	136	(2)	(2)
Total	$5,365	$(140)	$463
In 2012, as a consequence of the spin-off, the company released approximately $623 million of deferred tax liabilities on its balance sheet related to the repatriation of foreign earnings with a corresponding reduction in the tax expense of the discontinued International Coffee and Tea business.

Gain (Loss) on the Sale of Discontinued Operations

The gain (loss) on the sale of discontinued operations recognized in 2013 and 2012 are summarized in the following tables. There was no gain (loss) on the sale of discontinued operations recognized during 2014.

EX 99.1

In millions	Pretax Gain (Loss) on Sale	Tax (Expense)/Benefit	After Tax Gain (Loss)
2013
North American Fresh Bakery	$10	$(4)	$6
North American Foodservice Beverage	2	2	4
North American Refrigerated Dough	—	(1)	(1)
Non-European Insecticides	—	2	2
Australian Bakery	56	(14)	42
Total	$68	$(15)	$53
2012
North American Fresh Bakery	$94	$(33)	$61
North American Foodservice Beverage	222	(76)	146
North American Refrigerated Dough	198	(156)	42
European Bakery	11	(45)	(34)
Non-European Insecticides	249	(59)	190
Air Care Products	(10)	(1)	(11)
Other Household and Body Care	8	3	11
Total	$772	$(367)	$405
The gain on sale of discontinued operations in fiscal 2013 represents the impact of a final purchase price adjustment related to the North American fresh bakery disposition and gain related to the disposition of two manufacturing facilities related to the North American foodservice beverage operations, the gain on sale of the Australian bakery business as well as tax adjustments of prior year provision estimates related to business dispositions.

In 2012, the $156 million tax expense recognized on the sale of the North American Refrigerated Dough business was impacted by the $254 million of goodwill that had no tax basis and the $45 million of tax expense recognized on the sale of the European Bakery businesses was impacted by $140 million of cumulative translation adjustments that had no tax basis.

Discontinued Operations Cash Flows

The company's discontinued operations impacted the cash flows of the company as follows:

In millions	2014	2013	2012
Discontinued operations impact on
Cash from operating activities	$1	$10	$122
Cash from (used in) investing activities	—	86	(368)
Cash used in financing activities	(1)	(95)	(1,530)
Effect of changes in foreign exchange rates on cash	—	(1)	(216)
Net cash impact of discontinued operations	$—	$—	$(1,992)
Cash balance of discontinued operations
At start of period	$—	$—	$1,992
At end of period	—	—	—
Increase (decrease) in cash of discontinued operations	$—	$—	$(1,992)

The cash used in financing activities in 2014, 2013 and 2012 primarily represents the net transfers of cash with the corporate office. The net assets of the discontinued operations includes only the cash noted above as most of the cash of those businesses, with the exception of the International Coffee and Tea business, has been retained as a corporate asset.

There were no assets held for sale or disposition as of June 28, 2014 and June 29, 2013.

Note 6 - Exit, Disposal and Restructuring Activities

The company has incurred exit, disposition and restructuring charges for initiatives designed to improve its operational performance and reduce cost. The nature of the costs incurred under these plans determine where they are classified in the financial statements. Our restructuring activities are recorded in one of two areas:

1. Exit Activities, Asset and Business Disposition Actions

These amounts primarily relate to:

•	Employee termination costs

•	Lease and contractual obligation exit costs

•	Gains or losses on the disposition of assets or asset groupings that do not qualify as discontinued operations

On April 4, 2014, the company announced that it will discontinue all production at its Florence, Alabama facility by December 30, 2014. As a result of the facility closure, the company expects to incur cash charges of approximately $12.6 million. These costs include cash severance charges of approximately $9.6 million, all of which have been recognized within Net charges for exit activities, asset and business dispositions in the Consolidated Statements of Income as of June 28, 2014. Other cash closure costs of approximately $3.0 million are expected to be incurred prior to the end of 2016.

2. Costs Recognized in Selling, General and Administrative Expenses

These amounts primarily relate to:

•	Expenses associated with the installation of information systems related to ongoing restructuring activities

•	Consulting costs related to restructuring activities

•	Costs associated with the renegotiation of contracts for services with outside third-party vendors as part of the spin-off of the International Coffee and Tea operations

EX 99.1

These costs are recognized in Selling, general and administrative expenses in the Consolidated Statements of Income as they do not qualify for treatment as an exit activity or asset and business disposition pursuant to the accounting rules for exit and disposal activities. However, management believes that the disclosure of these charges provides the reader with greater transparency to the total cost of the initiatives.

The following is a summary of the expenses associated with all exit, disposal and ongoing restructuring actions, as well as where the costs are reflected in the Consolidated Statements of Income:

In millions	2014	2013	2012
Exit and business dispositions	$14	$9	$81
Selling, general and administrative expenses	44	39	115
Decrease in income from continuing operations before income taxes	$58	$48	$196

The impact of these actions on the company's business segments and unallocated corporate expenses is summarized as follows:

In millions	2014	2013	2012
Retail	$9	$(1)	$14
Foodservice/Other	2	(2)	4
Expense (income) in operating segments	11	(3)	18
General corporate expenses	47	51	178
Total	$58	$48	$196

The following table summarizes the activity during 2014 related to exit, disposal and restructuring related actions and the status of the related accruals as of June 28, 2014. The accrued amounts remaining represent the estimated cash expenditures necessary to satisfy remaining obligations. The majority of the cash payments to satisfy the accrued costs are expected to be paid in the next 12 months.

In millions	Employee termination and other benefits	IT and other costs	Non-cancellable leases/ contractual obligations	Total
Accrued costs as of June 29, 2013	$10	$5	$23	$38
Exit, disposal, and other costs (income) recognized during 2014	13	44	1	58
Cash payments	(9)	(42)	(19)	(70)
Noncash charges	—	(1)	—	(1)
Accrued costs as of June 28, 2014	$14	$6	$5	$25

Note 7 - Common Stock

On June 28, 2012, the company effected a 1-for-5 reverse stock split of Hillshire Brands common stock. As a result, every five shares of Sara Lee Corporation common stock were converted into one share of Hillshire Brands common stock. Any reference to the number of shares outstanding or any per share amounts has been adjusted to reflect the impact of this reverse stock split.

Changes in outstanding shares of common stock for the past three years were:

Shares in thousands	2014	2013	2012
Beginning balances	123,248	120,644	117,420
Stock issuances
Stock option and benefit plans	1,379	2,436	1,104
Restricted stock plans	37	155	2,119
Reacquired shares	(933)	—	—
Other	24	13	1
Ending balances	123,755	123,248	120,644

EX 99.1

Common stock dividends and dividend-per-share amounts declared on outstanding shares of common stock were:

In millions except per share data	2014	2013	2012
Common stock dividends declared	$86	$61	$137
Dividends per share amount declared	$0.70	$0.50	$1.15

During 2014, the company repurchased 0.9 million shares at a cost of $30 million under an existing share repurchase program which authorized the company to repurchase $1.2 billion of common stock.

As of June 28, 2014, the remaining amount authorized for repurchase is $1.2 billion of common stock under an existing share repurchase program, plus 2.7 million shares of common stock that remain authorized for repurchase under the company's prior share repurchase program.

EX 99.1

Note 8 - Accumulated Other Comprehensive Income

The components of accumulated other comprehensive income are:

In millions	Translation Adjustments		Net Unrealized Gain (Loss) on Qualifying Cash Flow Hedges		Pension/ Postretirement Activity		Total
Balance at July 2, 2011	219		6		(490)		(265)
Other comprehensive income (loss) before reclassifications	—		5		(111)		(106)
Amounts reclassified from accumulated other comprehensive income
Prior-service cost	—		—		11	(b)	11
Net actuarial gain	—		—		(15)	(b)	(15)
Pension plan curtailments/settlements	—		—		38	(b)	38
Gain realized from derivatives	—		(1)	(a)	—		(1)
Business dispositions	127	(f)	—		—		127
Other comprehensive income (loss) activity	(133)		(2)		30	(b)	(105)
Tax expense (benefit)	(17)	(c)	—	(c)	26	(c)	9
Net current-period other comprehensive income (loss)	(23)		2		(21)		(42)
Spin-off of International Coffee and Tea business	(180)	(e)	—		343		163
Balance at June 30, 2012	16		8		(168)		(144)
Other comprehensive income before reclassifications	—		6		41		47
Amounts reclassified from accumulated other comprehensive income
Prior-service benefit	—		—		(8)	(b)	(8)
Net actuarial loss	—		—		5	(b)	5
Pension plan curtailments/settlements	—		—		2	(b)	2
Gain realized from derivatives	—		(18)	(a)	—		(18)
Business dispositions	(15)	(d)	—		—		(15)
Tax expense (benefit)	(6)	(c)	4	(c)	(14)	(c)	(16)
Net current-period other comprehensive income (loss)	(21)		(8)		26		(3)
Spin-off of International Coffee and Tea business	6	(e)	—		—		6
Balance at June 29, 2013	1		—		(142)		(141)
Other comprehensive loss before reclassifications	(1)		(1)		(12)		(14)
Amounts reclassified from accumulated other comprehensive income
Prior-service benefit	—		—		(7)	(b)	(7)
Net actuarial loss	—		—		6	(b)	6
Loss realized from derivatives	—		2	(a)	—		2
Tax expense	—		—	(c)	5	(c)	5
Net current-period other comprehensive income (loss)	(1)		1		(8)		(8)
Balance at June 28, 2014	—		1		(150)		(149)

(a) Included as Cost of sales in the Consolidated Statements of Income
(b) These accumulated other comprehensive income components are included in the computation of net periodic pension cost (see Note 16 - Defined Benefit Pension Plans and Note 17 - Postretirement Health-care and Life-Insurance Plans for additional details)
(c) Included as Income tax expense (benefit) in the Consolidated Statements of Income
(d) Included in Gain on sale of discontinued operations in the Consolidated Statements of Income related to the sale of the Australian Bakery business
(e) Recorded as part of spin-off of International coffee and tea business within retained earnings
(f) Included in Gain on sale of discontinued operations in the Consolidated Statements of Income

EX 99.1

Note 9 - Stock-Based Compensation

The company has various stock option and stock award plans. At June 28, 2014, 17.6 million shares were available for future grant in the form of options, stock unit awards, restricted shares or stock appreciation rights. The company will satisfy the requirement for common stock for share-based payments by issuing shares out of authorized but unissued common stock.

Stock Options

The exercise price of each stock option equals the market price of the company's stock on the date of grant. Options can generally be exercised over a maximum term of 10 years. Options generally cliff vest and expense is recognized on a straight-line basis during the vesting period.

In fiscal 2014, no stock options were granted under the company's Long-term Incentive Plan compensation structure. For stock option awards outstanding, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model and the following weighted average assumptions:

	2013	2012
Weighted average expected lives	6.0	7.0
Weighted average risk-free interest rates	0.95%	1.37%
Range of risk-free interest rates	0.94 - 1.03%	1.28 - 1.38%
Weighted average expected volatility	29.7%	28.1%
Range of expected volatility	29.7 - 30.0%	28.1 - 28.3%
Dividend yield	2.0%	2.5%

The company uses historical volatility for a period of time that is comparable to the expected life of the option to determine volatility assumptions.

A summary of the changes in stock options outstanding under the company's option plans during 2014 is presented below:

Shares in thousands	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (in millions)
Options outstanding at June 29, 2013	5,855	$25.59	6.3	$44
Granted	—	—	—	—
Exercised	(1,381)	26.76	—	—
Canceled/expired	(250)	26.41	—	—
Options outstanding at June 28, 2014	4,224	$25.17	5.7	$156
Options exercisable at June 28, 2014	1,863	$23.60	2.6	$72

The company received cash from the exercise of stock options during 2014 of $37 million. As of June 28, 2014, the company had $3.7 million of total unrecognized compensation expense related to stock option plans that will be recognized over the weighted average period of 0.5 years.

In millions except per share data	2014	2013	2012
Number of options exercisable at end of fiscal year	1,863	3,065	5,704
Weighted average exercise price of options exercisable at end of fiscal year	$23.60	$24.92	$22.65
Weighted average grant date fair value of options granted during the fiscal year	$—	$6.08	$6.35
Total intrinsic value of options exercised during the fiscal year	$32.6	$22.9	$23.5
Fair value of options that vested during the fiscal year	$1.0	$0.3	$16.9

EX 99.1

Stock Unit Awards

Restricted stock units (RSUs) are granted to certain employees to incent performance and retention over periods ranging from 1 to 3 years. Upon the achievement of defined parameters, the RSUs are generally converted into shares of the company's common stock on a one-for-one basis and issued to the employees. A portion of all RSUs vest solely upon continued future service to the company. A portion of RSUs vest based upon continued future employment and the achievement of certain defined performance measures. The cost of these awards is determined using the fair value of the shares on the date of grant, and compensation is recognized over the period during which the employees provide the requisite service to the company.

The fair value of performance-based awards pegged to market-based targets is estimated on the date of grant using a Monte Carlo simulation model containing the following assumptions:

2014
Range of risk-free interest rates	0.48 - 0.72%
Range of expected volatility	22.0 - 23.0%
Range of initial TSR	(3.8) - 6.6%
Dividend yield	—%

The following is a summary of the changes in the stock unit awards outstanding under the company's benefit plans during 2014:

Shares in thousands	Shares	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (in millions)
Nonvested share units at June 29, 2013	845	$25.26	1.6	$28
Granted	909	32.45	—	—
Vested	(42)	24.77	—	—
Forfeited	(168)	28.95	—	—
Nonvested share units at June 28, 2014	1,544	$29.10	1.4	$96
Exercisable share units at June 28, 2014	51	$21.93	5.4	$3

As of June 28, 2014, the company had $21 million of total unrecognized compensation expense related to stock unit plans that will be recognized over the weighted average period of 2.0 years.

In millions except per share data	2014	2013	2012
Stock Unit Awards
Fair value of share-based units that vested during the fiscal year	$1	$4	$88
Weighted average grant date fair value of share based units granted during the fiscal year	$32.45	$25.02	$29.09
All Stock-Based Compensation
Total compensation expense	$22	$13	$35
Tax benefit on compensation expense	$9	$5	$11

Note 10 - Employee Stock Ownership Plans (ESOP)

The company maintains an ESOP that holds common stock of the company that is used to fund a portion of the company's matching program for its 401(k) savings plan for domestic non-union employees. The purchase of the original stock by the ESOP was funded both with debt guaranteed by the company and loans from the company. The debt guaranteed by the company was fully paid in 2004 and only loans from the company to the ESOP remain. Each year, the company makes contributions that, with the dividends on the common stock held by the ESOP, are used to pay loan interest and principal. Shares are allocated to participants based upon the ratio of the current year's debt service to the sum of the total principal and interest payments over the remaining life of the loan. The number of unallocated shares in the ESOP was 2 million at June 28, 2014 and 3 million at June 29, 2013. Expense recognition for the ESOP is accounted for under the grandfathered provisions contained within US GAAP.

The expense for the 401(k) savings plan recognized by the ESOP amounted to $0.2 million in 2014, $5 million in 2013 and $14 million in 2012. Payments to the ESOP were $4 million in 2014, $10 million in 2013 and $6 million in 2012.

EX 99.1

Note 11 - Earnings Per Share

Net income per share - basic is computed by dividing income (loss) attributable to Hillshire Brands by the weighted average number of common shares outstanding for the period. Net income per share - diluted reflects the potential dilution that could occur if options and fixed awards to be issued under stock-based compensation arrangements were converted into common stock, if such exercises would be considered dilutive.

Options to purchase 2.2 million shares of common stock at June 29, 2013 and 0.8 million shares of common stock at June 30, 2012 were not included in the computation of diluted earnings per share because these options were either anti-dilutive or the exercise price was greater than the average market price of the company's outstanding common stock. No such options were excluded from the computation in 2014. In 2012, the dilutive effect of stock options and award plans were excluded from the earnings per share calculation because they would be antidilutive given the loss in the period.

The following is a reconciliation of net income to net income per share - basic and diluted - for the years ended June 28, 2014, June 29, 2013 and June 30, 2012:

In millions except earnings per share	2014	2013	2012
Income (loss) from continuing operations attributable to Hillshire Brands	$212	$184	$(20)
Income from discontinued operations attributable to Hillshire Brands	1	68	865
Net income attributable to Hillshire Brands	$213	$252	$845
Average shares outstanding - basic	123	123	119
Dilutive effect of stock compensation	1	—	—
Diluted shares outstanding	124	123	119
Income (loss) per common share - Basic
Income (loss) from continuing operations	$1.72	$1.50	$(0.16)
Income from discontinued operations	0.01	0.55	7.29
Net income	$1.73	$2.05	$7.13
Income (loss) per common share - Diluted
Income (loss) from continuing operations	$1.71	$1.49	$(0.16)
Income from discontinued operations	0.01	0.55	7.29
Net income	$1.72	$2.04	$7.13

EX 99.1

Note 12 - Debt Instruments

The composition of the company's uncollateralized long-term debt, which includes capital lease obligations, is summarized in the following table:

In millions	Maturity Date	2014	2013
Senior debt
10% zero coupon notes ($19 million face value)	2014	$—	$18
10% - 14.25% zero coupon notes ($105 million face value)	2015	105	93
2.75% notes	2016	400	400
4.1% notes	2021	278	278
6.125% notes	2033	152	152
Total senior debt		935	941
Obligations under capital lease		—	—
Other debt		10	11
Total debt		945	952
Unamortized discounts		(1)	(1)
Total long-term debt		944	951
Less current portion		(105)	(19)
		$839	$932
Payments required on long-term debt during the years ending 2015 through 2019 are $105 million, $400 million, nil, nil and $1 million, respectively. The company made cash interest payments of $32 million, $35 million and $73 million in 2014, 2013 and 2012, respectively.

The company has a $750 million revolving credit facility that matures in June 2017. The credit facility has an annual fee of 0.15% of the facility size as of June 28, 2014. Pricing under this facility is based on the company's current credit rating. As of June 28, 2014, the company did not have any borrowings outstanding under the credit facility, but it did have approximately $3 million of letters of credit under this facility outstanding. In addition, in the first quarter of 2014, the company entered into a $65 million uncommitted bilateral letter of credit facility agreement. Under the terms of the agreement, there is no annual fee for the facility and the company is subject to an annual interest rate of 0.85% on issuances.   As of June 28, 2014, the company had letters of credit totaling $42 million outstanding under this facility. The company's credit facility and debt agreements contain financial covenants with which the company is in compliance. One financial covenant includes a requirement to maintain an interest coverage ratio of not less than 2.0 to 1.0. The interest coverage ratio is based on the ratio of EBIT to consolidated net interest expense with consolidated EBIT equal to net income plus interest expense, income tax expense, and extraordinary or non-recurring non-cash charges and gains. For the 12 months ended June 28, 2014, the company's interest coverage ratio was 9.1 to 1.0.

The financial covenants also include a requirement to maintain a leverage ratio of not more than 3.5 to 1.0. The leverage ratio is based on the ratio of consolidated total indebtedness to an adjusted consolidated EBITDA. For the 12 months ended June 28, 2014, the leverage ratio was 2.1 to 1.0.

There were no short-term borrowings during 2014 or 2013.

Note 13 - Leases

The company leases certain facilities, equipment and vehicles under agreements that are classified as either operating or capital leases. The building leases have original terms that range from 10 to 15 years, while the equipment and vehicle leases have terms of generally less than seven years.

In millions	June 28, 2014	June 29, 2013
Gross book value of capital lease assets included in property	$3	$3
Net book value of capital lease assets included in property	—	—

EX 99.1

Future minimum payments, by year and in the aggregate, under capital leases are less than $1 million at June 28, 2014. Future minimum payments, by year end in the aggregate, under noncancelable operating leases having an original term greater than one year at June 28, 2014 were as follows:

In millions	Operating Leases
2015	$21
2016	15
2017	13
2018	12
2019	11
Thereafter	88
Total minimum lease payments	$160

In millions	2014	2013	2012
Depreciation of capital lease assets	$—	$2	$1
Rental expense under operating leases	23	23	22

Note 14 - Contingencies and Commitments

Contingent Liabilities

The company is a party to various pending legal proceedings, claims and environmental actions by government agencies. The company records a provision with respect to a claim, suit, investigation or proceeding when it is probable that a liability has been incurred and the amount of the loss can reasonably be estimated. Any provisions are reviewed at least quarterly and are adjusted to reflect the impact and status of settlements, rulings, advice of counsel and other information pertinent to the particular matter.

Aris This is a consolidation of cases filed by individual complainants with the Republic of the Philippines, Department of Labor and Employment and the National Labor Relations Commission (NLRC) from 1998 through July 1999. The complaint alleges unfair labor practices due to the termination of manufacturing operations in the Philippines by Aris Philippines, Inc. (Aris), a former subsidiary of the company. The complaint names the company as a party defendant. In 2006, the arbitrator ruled against the company and awarded the plaintiffs approximately $80 million in damages and fees. This ruling was appealed by the company and subsequently set aside by the NLRC in December 2006. Both the complainants and the company have filed motions for reconsideration. The company continues to believe that the plaintiffs' claims are without merit; however, it is reasonably possible that this case will be ruled against the company and have a material adverse impact on the company's results of operations and cash flows. The company has initiated settlement discussions for this case and has established an accrual for the estimated settlement amount.

Multi-Employer Pension Plans The company participates in one multi-employer pension plan that provides retirement benefits to certain employees covered by collective bargaining agreements (the MEPP). Participating employers in the MEPP are jointly responsible for any plan underfunding. The Pension Protection Act of 2006 (PPA) imposes minimum funding requirements on pension plans. Multi-employer pension plans that fail to meet certain funding standards (as defined by the PPA) are categorized as being either in critical or endangered status. The MEPP was certified by its actuary to be in critical status for the 2012 plan year; consequently, the trustees of the MEPP adopted a rehabilitation plan designed to improve the plan's funding within a prescribed period of time. The rehabilitation plan included increases in employer contributions and reductions in benefits. Unless otherwise agreed upon, any requirement to increase employer contributions will not take effect until the current collective bargaining agreements expire. However, a five percent surcharge for the initial critical year (increasing to ten percent for subsequent years) is imposed on contributions to the MEPP under the current collective bargaining agreement. Such surcharge remains in effect until the effective date of an adopted collective bargaining agreement which includes modifications consistent with the rehabilitation plan. Any surcharge assessed on an employer will also be included in the calculation of the compounded contribution rate increases required under the rehabilitation plan. In addition, the failure of the MEPP to meet funding improvement targets provided in its rehabilitation plan could result in the imposition of an excise tax on contributing employers.

EX 99.1

Under the current law regarding multi-employer pension plans, a withdrawal or partial withdrawal from any multi-employer pension plan that was underfunded would render a withdrawing employer liable for its proportionate share of that underfunding. Such withdrawing employer is required to pay, in annual installment payments, a statutorily determined amount to satisfy the withdrawal liability. The annual installment payments for a complete withdrawal are capped at twenty years, except in the case of a mass withdrawal. In a mass withdrawal, the twenty-year payment cap does not apply. This potential unfunded pension liability also applies ratably to other contributing employers. Information regarding underfunding is generally not provided by plan administrators and trustees on a current basis and when provided, is difficult to independently validate. Any public information available relative to multi-employer pension plans may be dated as well. In the event a withdrawal or partial withdrawal was to occur with respect to the MEPP, the impact to the company's consolidated financial statements could be material. Withdrawal liability triggers could include the company's decision to close a plant or the dissolution of a collective bargaining unit.

The company's regularly scheduled contributions to the MEPPs related to continuing operations totaled approximately $1 million in 2014, $1 million in 2013 and $2 million in 2012.

Plant Shutdown During March 2014, a fire occurred at the company's turkey processing facility in Iowa. The fire caused significant damage to both the plant and equipment and resulted in a shutdown in production. The company currently estimates the facility will resume production within 9-12 months from the date of the fire. The company is presently maintaining pre-fire production volumes through the use of alternate processors while the facility is under repair and anticipates it will continue to do so until production resumes. The company maintains insurance to cover such incidents with limits it believes are sufficient to reimburse the company for its expected provable losses, subject to a $1.0 million deductible. During the year ended June 28, 2014, the company incurred $35 million in incremental costs related to the plant shutdown of which $31 million and $4 million are reported in Cost of sales and Selling, general, and administrative expenses, respectively, in the Consolidated Statements of Income. During the year ended June 28, 2014, the company received $50 million of insurance proceeds to cover the cost of reconstructing the damaged portion of the facility and replacing equipment that was destroyed in the fire. A gain of approximately $45 million was recorded on the involuntary conversion of those assets and is reported in Cost of sales in the Consolidated Statements of Income. Insurance proceeds attributable to the property and equipment destroyed in the fire are reported in investing activities in the Consolidated Statements of Cash Flows.

Guarantees

The company is a party to a variety of agreements under which it may be obligated to indemnify a third party with respect to certain matters. Typically, these obligations arise as a result of contracts entered into by the company under which the company agrees to indemnify a third party against losses arising from a breach of representations and covenants related to matters such as title to assets sold, the collectibility of receivables, specified environmental matters, lease obligations assumed and certain tax matters. In each of these circumstances, payment by the company is conditioned on the other party making a claim pursuant to the procedures specified in the contract. These procedures allow the company to challenge the other party's claims. In addition, the company's obligations under these agreements may be limited in terms of time and/or amount, and in some cases the company may have recourse against third parties for certain payments made by the company. It is not possible to predict the maximum potential amount of future payments under certain of these agreements, due to the conditional nature of the company's obligations and the unique facts and circumstances involved in each particular agreement. Historically, payments made by the company under these agreements have not had a material effect on the company's business, financial condition or results of operations. The company believes that if it were to incur a loss in any of these matters, such loss would not have a material effect on the company's business, financial condition or results of operations.

The material guarantees for which the maximum potential amount of future payments can be determined, are as follows:

Contingent Lease Obligations The company is contingently liable for leases on property operated by others. At June 28, 2014, the maximum potential amount of future payments the company could be required to make if all of the current operators default on the rental arrangements is $9 million. The minimum annual rentals under these leases are $8 million in 2015 and $1 million in 2016. The largest components of these amounts relate to a number of retail store leases assumed by Coach, Inc. Coach, Inc. has issued a guarantee to the company and agreed to indemnify and reimburse the company from and against any payments or performance that may be required with respect to any obligation or liability imposed under the retail store leases. The company has not recognized a liability for the contingent obligation on the Coach, Inc. leases it assumed.

Contingent Debt Obligations and Other The company has guaranteed the payment of certain third-party debt. The maximum potential amount of future payments that the company could be required to make, in the event that these third parties default on their debt obligations, is $15 million. At the present time, the company does not believe it is probable that any of these third parties will default on the amount subject to guarantee.

EX 99.1

Note 15 - Financial Instruments

Investment Securities

Beginning in the first quarter of fiscal year 2014, the company purchased securities for investment purposes. Under the current investment policy, the company may invest in debt securities deemed to be investment grade at the time of purchase. The company determines the appropriate categorization of debt securities at the time of purchase and reevaluates such designation at each balance sheet date. The company typically categorizes all debt securities as available-for-sale, as the company has the intent to convert these investments into cash if needed. Classification of available-for-sale marketable securities as current or non-current is based on whether the conversion to cash is expected to be necessary for operations in the upcoming year, which is consistent with the security’s maturity date, if applicable. As of June 28, 2014, all investment securities have maturity dates within the next twelve months.
Securities categorized as available-for-sale are stated at fair value, with unrealized gains and losses reported as a component of accumulated other comprehensive income (loss). The amortized cost, unrealized gains and losses, and fair market values of the company's investment securities available for sale at June 28, 2014 are summarized as follows:

	June 28, 2014
In millions	Amortized Cost	Unrealized Gain / (Loss)	Fair Market Value
Available-for-sale(1)
Commercial Paper	15	—	15
Corporate Note	72	—	72
Total	87	—	87
(1) Categorized as Level 1: Observable input such as quoted prices in active markets for identical assets or liabilities

Background Information

The company uses derivative financial instruments, including futures, options and swap contracts to manage its exposures to commodity prices and interest rate risks. The use of these derivative financial instruments modifies the exposure of these risks with the intent to reduce the risk or cost to the company. The company does not use derivatives for trading or speculative purposes and is not a party to leveraged derivatives. More information concerning accounting for financial instruments can be found in Note 2 - Summary of Significant Accounting Policies of these financial statements.

Types of Derivative Instruments

Cross Currency Swaps Prior to the spin-off of its International Coffee and Tea business in June 2012, the company issued certain foreign-denominated debt instruments and utilized cross currency swaps to reduce the variability of functional currency cash flows related to foreign currency debt. Cross currency swap agreements that are effective at hedging the variability of foreign-denominated cash flows are designated and accounted for as cash flow hedges. In the fourth quarter of 2012, the company entered into an offsetting cross currency swap to neutralize €229 million due under the company’s one remaining cross currency swap that matured in June 2013. The net cash paid on both derivative instruments was approximately $40 million.

Commodity Futures and Options Contracts The company uses commodity futures and options to hedge a portion of its commodity price risk. The principal commodities hedged by the company include pork, beef, natural gas, diesel fuel, corn, wheat and other ingredients. The company does not use significant levels of commodity financial instruments to hedge commodity prices and primarily relies upon fixed rate supplier contracts to determine commodity pricing. In circumstances where commodity-derivative instruments are used, there is a high correlation between the commodity costs and the derivative instruments. For those instruments where the commodity instrument and underlying hedged item correlate between 80% -125%, the company accounts for those contracts as cash flow hedges. The company only enters into futures and options contracts that are traded on established, well-recognized exchanges that offer high liquidity, transparent pricing, daily cash settlement and collateralization through margin requirements.

EX 99.1

The notional values of the various derivative instruments used by the company are summarized in the following table:

In millions	June 28, 2014	June 29, 2013	Hedge Coverage (Number of Months)
Commodity contracts
Commodity future contracts1
Grains and oilseeds	$47	$34	11
Energy	30	29	23
Other commodities	7	20	8
1 The notional values of commodity futures contracts are determined by the initial cost of the contract.

Cash Flow Presentation

The cash receipts and payments from a derivative instrument are classified according to the nature of the instrument, when realized, generally in investing activities unless otherwise disclosed. However, cash flows from a derivative instrument that are accounted for as a fair value hedge or cash flow hedge are classified in the same category as the cash flows from the items being hedged provided the derivative does not include a financing element at inception. If a derivative instrument includes a financing element at inception, all cash inflows and outflows of the derivative instrument are considered cash flows from financing activities. If, for any reason, hedge accounting is discontinued, any remaining cash flows after that date shall be classified consistent with mark-to-market instruments.

Contingent Features/ Concentration of Credit Risk

All of the company’s derivative instruments are governed by International Swaps and Derivatives Association (i.e., ISDA) master agreements, requiring the company to maintain an investment grade credit rating from both Moody’s and Standard & Poor’s credit rating agencies. If the company’s credit rating were to fall below investment grade, it would be in violation of these provisions, and the counterparties to the derivative instruments could request immediate payment or demand immediate collateralization on the derivative instruments in net liability positions. There were no derivative instruments with credit-risk-related contingent features that are in a liability position as of June 28, 2014 and June 29, 2013, for which the company posted no collateral.

A large number of major international financial institutions are counterparties to the company’s financial instruments. The company enters into financial instrument agreements only with counterparties meeting very stringent credit standards (a credit rating of A-/A3 or better), limiting the amount of agreements or contracts it enters into with any one party and, where legally available, executing master netting agreements. The company regularly monitors these positions. While the company may be exposed to credit losses in the event of nonperformance by individual counterparties of the entire group of counterparties, the company has not recognized any losses with these counterparties in the past and does not anticipate material losses in the future.

Trade accounts receivable due from customers that the company identified as having low or no credit ratings were $85 million at June 28, 2014 and $60 million at June 29, 2013.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., exit price) in an orderly transaction between market participants at the measurement date. Assets and liabilities measured at fair value must be categorized into one of three different levels depending on the assumptions (i.e., inputs) used in the valuation. Level 1 provides the most reliable measure of fair value while Level 3 generally requires significant management judgment. Assets and liabilities are classified in their entirety based on the lowest level of input significant to the fair value measurement.

The carrying amounts of cash and equivalents, trade accounts receivables, accounts payable, derivative instruments and notes payable approximate fair values due to their short-term nature and are considered Level 1 based on the valuation inputs. Available-for-sale marketable securities values are derived solely from Level 1 inputs. The fair value of the company’s long-term debt (considered Level 2 based on the valuation inputs used), including the current portion, is estimated using discounted cash flows based on the company’s current incremental borrowing rates for similar types of borrowing arrangements.

	June 28, 2014		June 29, 2013
In millions	Fair Value	Carrying Amount	Fair Value	Carrying Amount
Long-term debt, including current portion	$971	$944	$981	$951

EX 99.1

Information related to our cash flow hedges and other derivatives not designated as hedging instruments for the periods ended June 28, 2014, June 29, 2013, and June 30, 2012 follows:

	Interest Rate Contracts			Foreign Exchange Contracts			Commodity Contracts			Total
In millions	June 28, 2014	June 29, 2013	June 30, 2012	June 28, 2014	June 29, 2013	June 30, 2012	June 28, 2014	June 29, 2013	June 30, 2012	June 28, 2014	June 29, 2013	June 30, 2012
Cash Flow Derivatives
Amount of gain (loss) recognized in other comprehensive income (OCI)1	$—	$—	$(8)	$—	$—	$—	$(1)	$6	$13	$(1)	$6	$5
Amount of gain (loss) reclassified from AOCI into earnings1, 2	—	—	(3)	—	—	2	(2)	18	2	(2)	18	1
Amount of ineffectiveness recognized in earnings3, 4	—	—	—	—	—	(2)	1	(1)	2	1	(1)	—
Amount of gain (loss) expected to be reclassified into earnings during the next twelve months	—	—	—	—	—	—	—	(2)	10	—	(2)	10
Net Investment Derivatives
Amount of gain (loss) recognized in OCI1	—	—	—	—	—	604	—	—	—	—	—	604
Amount of gain (loss) recognized from OCI into earnings6	—	—	—	—	—	(446)	—	—	—	—	—	(446)
Amount of gain (loss) recognized from OCI into spin-off dividend7	—	—	—	—	—	324	—	—	—	—	—	324
Fair Value Derivatives
Amount of derivative gain (loss) recognized in earnings5	—	—	1	—	—	—	—	—	—	—	—	1
Amount of hedged item gain (loss) recognized in earnings5	—	—	4	—	—	—	—	—	—	—	—	4
Derivatives Not Designated as Hedging Instruments
Amount of gain (loss) recognized in Cost of sales	—	—	—	—	—	—	4	(2)	(2)	4	(2)	(2)
Amount of gain recognized in SG&A	—	—	—	—	—	(15)	2	2	—	2	2	(15)

1 Effective Portion.
2 Gain (loss) reclassified from AOCI into earnings is reported in Interest expense or Debt extinguishment costs, for interest rate swaps, in Selling, general, and administrative (SG&A) expenses for foreign exchange contracts and in Cost of sales for commodity contracts.
3 Gain (loss) recognized in earnings is related to the ineffective portion and amounts excluded from the assessment of hedge effectiveness.
4 Gain (loss) recognized in earnings is reported in Interest expense for foreign exchange contract and SG&A expenses for commodity contracts.
5 The amount of gain (loss) recognized in earnings on the derivative contracts and the related hedged item is reported in Interest expense or Debt extinguishment costs, for the interest rate contracts and SG&A for the foreign exchange contracts.
6 The gain (loss) recognized from OCI into earnings is reported in Gain on sale of discontinued operations.
7 The gain (loss) recognized from OCI into the spin-off dividend is reported in Retained earnings as a result of the spin-off.

Note 16 - Defined Benefit Pension Plans

The company sponsors two U.S. and one Canadian pension plans to provide retirement benefits to certain employees. The benefits provided under these plans are based primarily on years of service and compensation levels.

Measurement Dates and Assumptions

A fiscal year end measurement date is utilized to value plan assets and obligations for all of the company's defined benefit pension plans.

EX 99.1

The weighted average actuarial assumptions used in measuring the net periodic benefit cost and plan obligations of continuing operations were as follows:

	2014	2013	2012
Net periodic benefit cost
Discount rate	4.8%	4.2%	5.5%
Long-term rate of return on plan assets	6.5%	6.2%	6.5%
Plan obligations
Discount rate	4.3%	4.8%	4.2%

The discount rate is determined by utilizing a yield curve based on high-quality fixed-income investments that have a AA bond rating to discount the expected future benefit payments to plan participants. Compensation increase assumptions are based upon historical experience and anticipated future management actions. Compensation changes for participants in the U.S. plans no longer have an impact on the benefit cost or plan obligations as the participants in the U.S. salaried plan will no longer accrue additional benefits. In determining the long-term rate of return on plan assets, the company assumes that the historical long-term compound growth rates of equity and fixed-income securities and other plan investments will predict the future returns of similar investments in the plan portfolio. Investment management and other fees paid out of plan assets are factored into the determination of asset return assumptions.

Net Periodic Benefit Cost and Funded Status

The components of the net periodic benefit cost for continuing operations were as follows:

In millions	2014	2013	2012
Components of defined benefit net periodic (benefit) cost
Service cost	$9	$11	$9
Interest cost	74	70	73
Expected return on assets	(91)	(92)	(86)
Amortization of :
Prior service cost	1	1	1
Net actuarial loss	4	4	3
Settlement loss	1	6	1
Net periodic (benefit) cost	$(2)	$—	$1

In 2014, the company recognized $1 million of settlement losses associated with plan settlements resulting from the payment of lump-sum benefits to plan participants.

In 2013, the company recognized $1 million of settlement losses associated with settlement of two of the company's defined benefit pension plans in Canada. The losses resulted from recognition of the unamortized actuarial losses associated with these two plans. The company also recognized a $4 million loss related to the payout of the surplus assets associated with these plans, which were in an overfunded position. The remaining $1 million of settlement losses were associated with plan settlements resulting from the payment of lump-sum benefits to plan participants.

In 2012, the company recognized $1 million of settlement losses associated with plan settlements resulting from the payment of lump-sum benefits to plan participants. In 2012, the disposition of the North American fresh bakery business resulted in the recognition of a $36 million net settlement loss as a result of the assumption of the related plan liabilities by the buyer. The settlement loss was recognized as part of the gain on disposition of this business.

The net periodic benefit cost of the defined benefit pension plans in 2014 decreased by $2 million from 2013, driven by a decrease in settlement losses and service cost, partially offset by higher interest expense and a decrease in asset returns.

The net periodic benefit cost of the defined benefit pension plans in 2013 was virtually unchanged from 2012 as an increase in settlement losses and amortization expense was offset by an increase in asset returns and lower interest expense.

The amount of prior service cost and net actuarial loss that is expected to be amortized from accumulated other comprehensive income and reported as a component of net periodic benefit cost in continuing operations during 2015 is $1 million and $4 million, respectively.

EX 99.1

The funded status of defined benefit pension plans at the respective year-ends was as follows:

In millions	2014	2013
Projected benefit obligation
Beginning of year	$1,562	$1,680
Service cost	9	11
Interest cost	74	70
Plan amendments/other	—	1
Benefits paid	(76)	(81)
Actuarial loss (gain)	116	(123)
Settlements	—	4
End of year	$1,685	$1,562
Fair value of plan assets
Beginning of year	$1,439	$1,515
Actual return on plan assets	194	(3)
Employer contributions	8	8
Benefits paid	(76)	(81)
End of year	1,565	1,439
Funded status	$(120)	$(123)
Amounts recognized on the consolidated balance sheets
Other noncurrent assets	$—	$1
Accrued liabilities	(4)	(5)
Pension obligation	(116)	(119)
Net liability recognized	$(120)	$(123)
Amounts recognized in accumulated other comprehensive income
Unamortized prior service cost	$6	$7
Unamortized actuarial loss, net	237	228
Total	$243	$235

The underfunded status of the plans decreased from $123 million in 2013 to $120 million in 2014, due to a $126 million increase in plan assets, partially offset by a $123 million increase in plan obligations resulting from $116 million of actuarial losses driven by a decrease in the discount rate. The increase in plan assets was the result of improved investment performance during the year.

The accumulated benefit obligation is the present value of pension benefits (whether vested or unvested) attributed to employee service rendered before the measurement date and based on employee service and compensation prior to that date. The accumulated benefit obligation differs from the projected benefit obligation in that it includes no assumption about future compensation levels. The accumulated benefit obligations of the company's pension plans as of the measurement dates in 2014 and 2013 were $1.685 billion and $1.562 billion, respectively.

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were:

In millions	2014	2013
Projected benefit obligation	$1,677	$1,555
Accumulated benefit obligation	1,677	1,555
Fair value of plan assets	1,557	1,431

EX 99.1

Plan Assets, Expected Benefit Payments and Funding

The fair value of pension plan assets as of June 28, 2014 was determined as follows:

		Fair Value Measurement at Reporting Date, Using:
	Total Fair Value	Quoted Prices in Active Market for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
In millions	2014	(Level 1)	(Level 2)	(Level 3)
Equity securities
U.S. securities - pooled funds	$84	$84	$—	$—
Non-U.S. securities - pooled funds	100	100	—	—
Total equity securities	184	184	—	—
Fixed income securities
Government bonds	134	134	—	—
Corporate bonds	643	—	643	—
U.S. pooled funds	134	—	134	—
Non-U.S. pooled funds	5	—	5	—
Bond fund	413	—	413	—
Total fixed income securities	1,329	134	1,195	—
Real estate	32	—	32	—
Cash and equivalents	5	5	—	—
Other	15	—	15	—
Total fair value of assets	$1,565	$323	$1,242	$—
The fair value of pension plan assets as of June 29, 2013 was determined as follows:

		Fair Value Measurement at Reporting Date, Using:
		Quoted Prices in Active Market for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
In millions	2013	(Level 1)	(Level 2)	(Level 3)
Equity securities
U.S. securities - pooled funds	$85	$85	$—	$—
Non-U.S. securities - pooled funds	102	102	—	—
Total equity securities	187	187	—	—
Fixed income securities
Government bonds	256	256	—	—
Corporate bonds	503	—	503	—
U.S. pooled funds	122	—	122	—
Non-U.S. pooled funds	5	—	5	—
Bond fund	324	—	324	—
Total fixed income securities	1,210	256	954	—
Real estate	23	—	23	—
Cash and equivalents	6	6	—	—
Other	13	—	13	—
Total fair value of assets	$1,439	$449	$990	$—

In 2014, management reevaluated the classification of its securities and revised the 2013 fair value hierarchy table above to correct errors in the presentation of certain investments. The classification of the following has been corrected from Level 1 to Level 2: Corporate bonds ($503 million), U.S. pooled funds ($122 million), Non-U.S. pooled funds ($5 million), Bond fund ($324 million), Real estate ($23 million), and Other ($13 million). The Corporate bonds and the Bond fund may include treasury securities. These corrections did not impact the total fair value of assets.

EX 99.1

Level 1 assets were valued using quoted market prices of the identical underlying security in an active market. The fair value of the Level 2 assets is primarily based on market-observable inputs to quoted market prices, benchmark yields and broker/dealer quotes. The company did not have any Level 3 assets, which would include assets for which values are determined by non-observable inputs. See Note 15 - Financial Instruments for additional information as to the fair value hierarchy.

The percentage allocation of pension plan assets based on a fair value basis as of the respective year-end measurement dates is as follows:

	2014	2013
Asset category
Equity securities	12%	13%
Debt securities	85	84
Real estate	2	2
Cash and other	1	1
Total	100%	100%

The overall investment objective is to manage the plan assets so that they are sufficient to meet the plan's future obligations while maintaining adequate liquidity to meet current benefit payments and operating expenses. The actual amount for which these obligations will be settled depends on future events and actuarial assumptions. These assumptions include the life expectancy of the plan participants. The resulting estimated future obligations are discounted using an interest rate curve that represents a return that would be required from high quality corporate bonds. The company has adopted a liability driven investment (LDI) strategy which consists of investing in a portfolio of assets whose performance is driven by the performance of the associated pension liability. This means that plan assets managed under an LDI strategy may underperform general market returns, but should provide for lower volatility of funded status as its return is designed to match the pension liability movement. Over time, as pension obligations become better funded, the company will further de-risk its investments and increase the allocation to fixed income.

As noted in the above table, on an aggregate fair value basis, the plan is currently at 85% fixed income securities and 12% equity securities. Fixed income securities can include, but are not limited to, direct bond investments, pooled or indirect bond investments and cash. Other investments can include, but are not limited to, international and domestic equities, real estate, commodities and private equity. Derivative instruments may also be used in concert with either fixed income or equity investments to achieve desired exposure or to hedge certain risks. Derivative instruments can include, but are not limited to, futures, options, swaps or swaptions. The assets are managed by professional investment firms and performance is evaluated against specific benchmarks. The responsibility for the investment strategies typically lies with an investment committee, which is composed of representatives appointed by the company.

Pension assets at the 2014 and 2013 measurement dates do not include any direct investment in the company's debt or equity securities. Substantially all pension benefit payments are made from assets of the pension plans. It is anticipated that the future benefit payments will be as follows: $74 million in 2015, $78 million in 2016, $81 million in 2017, $84 million in 2018, $86 million in 2019 and $473 million from 2020 to 2024. The company expects to contribute approximately $5 million to its pension plans in 2015.

Defined Contribution Plans

The company sponsors defined contribution plans, which cover certain salaried and hourly employees. The company's cost is determined by the amount of contributions it makes to these plans. The amounts charged to expense for contributions made to these defined contribution plans related to continuing operations totaled $16 million in 2014, $25 million in 2013 and $21 million in 2012.

Multi-Employer Plans

The company participates in a multi-employer plan that provides defined benefits to certain employees covered by collective bargaining agreements. Such plans are usually administered by a board of trustees composed of the management of the participating companies and labor representatives.

EX 99.1

The company previously contributed to several multiemployer defined benefit pension plans under the terms of collective-bargaining agreements that covered various union-represented employees but currently only contributes to one of these plans. The risks of participating in these multiemployer plans are different from single-employer plans. Assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers. If a participating employer stops contributing to the plan, the unfunded obligation of the plan may be borne by the remaining participating employers. If the company stops participating in a plan, the company may be required to pay that plan an amount based on the underfunded status of the plan, referred to as a withdrawal liability. None of the contributions to the pension funds for continuing operations was in excess of 5% of the total plan contributions for plan years 2014, 2013 and 2012. There are no contractually required minimum contributions to the plans as of June 28, 2014.

The net pension cost of these plans is equal to the annual contribution determined in accordance with the provisions of negotiated labor contracts. The contributions for plans related to continuing operations were $1 million in 2014, $1 million in 2013 and $2 million in 2012. Assets contributed to such plans are not segregated or otherwise restricted to provide benefits only to the employees of the company. The future cost of these plans is dependent on a number of factors including the funded status of the plans and the ability of the other participating companies to meet ongoing funding obligations.

The company's participation in these multiemployer plans for fiscal 2014 is outlined below. The EIN/Pension Plan Number column provides the Employer Identification Number (EIN) and the three digit plan number, if applicable. Unless otherwise noted, the most recent PPA zone status available in 2014 and 2013 is for the plan's year beginning January 1, 2014 and 2013, respectively. The zone status is based on information that the company has received from the plan and is certified by plans' actuaries. Among other factors, plans in the red zone are generally less than 65 percent funded. The FIP/RP Status Pending/Implemented column indicates plans for which a financial improvement plan (FIP) or rehabilitation plan (RP) is either pending or has been implemented. The last column lists the expiration date(s) of the collective-bargaining agreements to which the plans are subject. There have been no significant changes that affect the comparability of contributions from year to year.

In addition to regular contributions, the company could be obligated to pay additional contributions (known as complete or partial withdrawal liabilities) if a MEPP has unfunded vested benefits.

		PPA Zone Status		FIP/RP Status	Contributions (in millions)			2014 Surcharge Imposed	Expiration Date of Collective Bargaining Agreement
	EIN/Pension Plan Number	2014	2013	Pending/ Implemented	2014	2013	2012
Pension Fund Plan Name
Bakery and Confectionary Union & Industry International Pension Fund	52-6118572/001	Red	Red	Nov 2012	$1	$1	$2	10%	Oct 2014

Note 17 - Postretirement Health-Care and Life-Insurance Plans

The company provides health-care and life-insurance benefits to certain retired employees and their covered dependents and beneficiaries. Generally, employees who have attained age 55 and have rendered 10 or more years of service are eligible for these postretirement benefits. Certain retirees are required to contribute to plans in order to maintain coverage.

Measurement Date and Assumptions

A fiscal year end measurement date is utilized to value plan assets and obligations for the company's postretirement health-care and life-insurance plans pursuant to the accounting rules.

The weighted average actuarial assumptions used in measuring the net periodic benefit cost (income) and plan obligations for the three years ending June 28, 2014 were:

	2014	2013	2012
Net periodic benefit cost (income)
Discount rate	4.4%	3.9%	5.3%
Plan obligations
Discount rate	3.9	4.4	3.8
Health-care cost trend assumed for the next year	7.0	7.5	7.5
Rate to which the cost trend is assumed to decline	5.0	5.0	5.0
Year that rate reaches the ultimate trend rate	2018	2018	2017

EX 99.1

The discount rate is determined by utilizing a yield curve based on high-quality fixed-income investments that have a AA bond rating to discount the expected future benefit payments to plan participants. Assumed health-care trend rates are based on historical experience and management's expectations of future cost increases. A one-percentage-point change in assumed health-care cost trend rates would have the following effects:

In millions	One Percentage Point Increase	One Percentage Point Decrease
Effect on total service and interest components	$1	$(1)
Effect on postretirement benefit obligation	8	(7)

Net Periodic Benefit Cost and Funded Status

The components of the net periodic benefit income associated with continuing operations were as follows:

In millions	2014	2013	2012
Components of defined benefit net periodic cost (income)
Service cost	$2	$2	$2
Interest cost	4	4	3
Net amortization and deferral	(7)	(9)	(8)
Curtailment gain	$(1)	$—	$—
Net periodic benefit income	$(2)	$(3)	$(3)

The amount of the prior service credits and net actuarial loss that is expected to be amortized from accumulated other comprehensive income and reported as a component of net periodic benefit cost during 2015 is $5 million of income and $1 million of expense, respectively.

The funded status of postretirement health-care and life-insurance plans related to continuing operations at the respective year-ends were:

In millions	2014	2013
Accumulated postretirement benefit obligation
Beginning of year	$90	$101
Service cost	2	3
Interest cost	4	4
Net benefits paid	(6)	(5)
Plan participant contributions	1	1
Curtailment gain	(1)	—
Actuarial gain	(1)	(14)
End of year	89	90
Fair value of plan assets	—	1
Funded status	$(89)	$(89)
Amounts recognized on the consolidated balance sheets
Accrued liabilities	$(6)	$(6)
Other liabilities	(83)	(83)
Total liability recognized	$(89)	$(89)
Amounts recognized in accumulated other comprehensive loss
Unamortized prior service credit	$(12)	$(20)
Unamortized net actuarial loss	8	10
Total	$(4)	$(10)

EX 99.1

Expected Benefit Payments and Funding

Substantially all postretirement health-care and life-insurance benefit payments are made by the company. Using expected future service, it is anticipated that the future benefit payments that will be funded by the company will be as follows: $6 million per year in 2015 through 2017, $7 million per year in 2018 and 2019, and $35 million from 2020 to 2024.

The Medicare Part D subsidy received by the company was less than $1 million in 2014 and $1 million in 2013 and 2012.

Note 18 - Income Taxes

The provisions for income taxes on continuing operations computed by applying the U.S. statutory rate to income from continuing operations before taxes as reconciled to the actual provisions were:

	2014	2013	2012
Income (loss) from continuing operations before income taxes
United States	99.6%	99.7%	(97.9)%
Foreign	0.4%	0.3%	(2.1)%
Total	100.0%	100.0%	(100.0)%
Tax expense (benefit) at U.S. statutory rate	35.0%	35.0%	(35.0)%
State income taxes	3.1%	2.1%	0.4%
Finalization of tax reviews and audits and changes in estimate on tax contingencies	(0.1)	(2.1)	(2.3)
Domestic production deduction	(2.5)	(1.6)	—
Employee benefit deductions	(1.1)	(1.5)	(8.5)
Non-taxable indemnification agreements	—	(1.7)	(22.0)
Non-deductible professional fees	2.0	0.2	28.9
Tax provision adjustments	0.7	(1.6)	(6.5)
Valuation allowance	(16.4)	—	—
Other, net	(0.2)	(0.7)	0.8
Taxes at effective worldwide tax rates	20.5%	28.1%	(44.2)%

The tax expense related to continuing operations decreased $17 million in 2014 due primarily to a $44 million tax benefit for the release of a valuation allowance on state deferred tax assets, primarily related to net operating loss and credit carryovers that became more-likely-than not realizable during the year. This benefit was partially offset by year-over-year net decreases in tax benefits for the items noted in the table above. The decrease in tax benefits relate primarily to a decrease in the release of certain contingent tax obligations after statutes in multiple jurisdictions lapsed and certain tax regulatory examinations and reviews were resolved, a decrease in non-taxable indemnification income, and an increase in the amount of non-deductible professional fees.

The tax expense related to continuing operations increased $87 million in 2013 due primarily to an increase in pretax income from continuing operations of $291 million offset by $15 million of year-over-year increases in tax benefits for the items noted in the table above. The increase in tax benefits relate primarily to the release of certain contingent tax obligations after statutes in multiple jurisdictions lapsed and certain tax regulatory examinations and reviews were resolved, an increase in deductions associated with domestic production activities, and a decrease in the amount of non-deductible professional fees offset by a decrease in non-taxable indemnification income.

The tax expense related to continuing operations decreased $42 million in 2012 due to primarily to a decline in pretax income from continuing operations of $120 million.

The company intends to continue to reinvest all of its earnings outside of the U.S. and, therefore, has not recognized U.S. tax expense on these earnings. U.S. federal income tax and withholding tax on these foreign unremitted earnings would be immaterial.

EX 99.1

Current and deferred tax provisions (benefits) were:

	2014		2013		2012
In millions	Current	Deferred	Current	Deferred	Current	Deferred
U.S.	$104	$8	$27	$38	$(17)	$2
Foreign	—	—	—	—	—	—
State	6	(63)	3	4	3	(3)
	$110	$(55)	$30	$42	$(14)	$(1)

Cash payments for income taxes from continuing operations were $100 million in 2014, $12 million in 2013 and $26 million in 2012.

Hillshire Brands and eligible subsidiaries file a consolidated U.S. federal income tax return. The company uses the asset-and-liability method to provide income taxes on all transactions recorded in the consolidated financial statements. This method requires that income taxes reflect the expected future tax consequences of temporary differences between the carrying amounts of assets or liabilities for book and tax purposes. Accordingly, a deferred tax liability or asset for each temporary difference is determined based upon the tax rates that the company expects to be in effect when the underlying items of income and expense are realized. The company's expense for income taxes includes the current and deferred portions of that expense. A valuation allowance is established to reduce deferred tax assets to the amount the company expects to realize.

The deferred tax liabilities (assets) at the respective year-ends were as follows:

In millions	2014	2013
Deferred tax (assets)
Pension liability	$(58)	$(52)
Employee benefits	(86)	(90)
Nondeductible reserves	(50)	(54)
Net operating loss and credit carryforwards	(79)	(51)
Other	(46)	(28)
Gross deferred tax (assets)	(319)	(275)
Less valuation allowances	14	58
Net deferred tax (assets)	(305)	(217)
Deferred tax liabilities
Property, plant and equipment	100	93
Intangibles	82	33
Deferred tax liabilities	182	126
Total net deferred tax liabilities	$(123)	$(91)

There are tax effected federal net operating losses of $9 million that begin to expire in 2028 through 2033. There are tax effected state net operating losses and credit carryforwards of $70 million that begin to expire in 2015 through 2033.

Valuation allowances have been established on net operating losses and other deferred tax assets in certain U.S. state jurisdictions as a result of the company's determination that there is less than a 50% likelihood that these assets will be realized.

The company records tax reserves for uncertain tax positions taken, or expected to be taken, on a tax return. For those tax benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by the tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon audit settlement.

Due to the inherent complexities arising from the nature of the company's businesses, and from conducting business and being taxed in a substantial number of jurisdictions, significant judgments and estimates are required to be made. Agreement of tax liabilities between Hillshire Brands and the many tax jurisdictions in which the company files tax returns may not be finalized for several years. Thus, the company's final tax-related assets and liabilities may ultimately be different from those currently reported.

EX 99.1

Our total unrecognized tax benefits that, if recognized, would affect our effective tax rate were $59 million as of June 28, 2014. This amount differs from the balance of unrecognized tax benefits as of June 28, 2014 primarily due to uncertain tax positions that created deferred tax assets in jurisdictions which have not been realized due to a lack of profitability in the respective jurisdictions. At this time, the company estimates that it is reasonably possible that the liability for unrecognized tax benefits will decrease by up to $27 million in the next 12 months from a variety of uncertain tax positions as a result of the completion of various worldwide tax audits currently in process and the expiration of the statute of limitations in several jurisdictions.

The company recognizes interest and penalties related to unrecognized tax benefits in tax expense. During the years ended June 28, 2014, June 29, 2013 and June 30, 2012, the company recognized an expense of $1 million, a benefit of $1 million and a expense of $3 million, respectively, of interest and penalties in continuing operations tax expense. The tax benefits in 2013 and 2012 were the result of the finalization of tax reviews and audits and changes in estimates of tax contingencies. As of June 28, 2014, June 29, 2013 and June 30, 2012, the company had accrued interest and penalties of approximately $7 million, $8 million and $10 million, respectively.

The company's tax returns are routinely audited by federal, state and foreign tax authorities and these audits are at various stages of completion at any given time. The Internal Revenue Service (IRS) has completed examinations of the company's U.S. income tax returns through July 3, 2010. With few exceptions, the company is no longer subject to state and local income tax examinations by tax authorities for years before June 30, 2007.

The following table presents a reconciliation of the beginning and ending amount of unrecognized tax benefits for the years ended June 28, 2014, June 29, 2013 and June 30, 2012:

In millions	June 28, 2014	June 29, 2013	June 30, 2012
Unrecognized tax benefits
Beginning of year balance	$67	$74	$83
Increases based on current period tax positions	—	—	5
Increases based on prior period tax positions	2	—	24
Decreases based on prior period tax positions	—	—	(4)
Decreases related to settlements with tax authorities	(6)	—	(33)
Decreases related to a lapse of applicable statute of limitation	(3)	(7)	(1)
End of year balance	$60	$67	$74

Note 19 - Business Segment Information

The company is a leading producer and marketer of high quality, branded food products in North America. The company manages the business in two operating segments which are based on customer type, as each segment requires different distribution and marketing strategies.

The following are the company's two business segments and the types of products and services from which each reportable segment derives its revenues.

•	Retail sells a variety of packaged meat, frozen breakfast and frozen bakery products to retail customers in North America. It also includes gourmet artisanal sausage, salami and jerky products.

•
Foodservice/Other sells a variety of meats and bakery products to foodservice customers in North America such as broad-line foodservice distributors, restaurants, hospitals and other large institutions and includes commodity meat products.

The company's management uses operating segment income in order to evaluate segment performance and allocate resources, which is defined as operating income before general corporate expenses; mark-to-market derivative gains/(losses); and amortization of trademarks and customer relationship intangibles. Significant items represent various income and/or expense items related to restructuring actions and other gains and losses that are not considered to be part of the core business results. The company believes that these results are more indicative of the company's core operating results and improve the comparability of the underlying results from period to period. Interest and other debt expense, as well as income tax expense, are centrally managed, and accordingly, such items are not presented by segment since they are not included in the measure of segment profitability reviewed by management. The accounting policies of the segments are the same as those described in Note 2 - Summary of Significant Accounting Policies.

EX 99.1

In millions	2014	2013	2012
Sales
Retail	$2,992	$2,894	$2,884
Foodservice/Other	1,093	1,026	1,025
	4,085	3,920	3,909
Impact of businesses exited/disposed	—	—	55
Intersegment	—	—	(6)
Total	$4,085	$3,920	$3,958
In millions	2014	2013	2012
Income (loss) from Continuing Operations before Income Taxes
Retail	$339	$329	$313
Foodservice/Other	87	75	79
Total operating segment income	426	404	392
General corporate expenses	(38)	(36)	(64)
Mark-to-market derivative gain/(loss)	4	(1)	(1)
Amortization of intangibles	(5)	(4)	(4)
Significant items	(81)	(72)	(255)
Impact of businesses exited/disposed	—	6	8
Total operating income	306	297	76
Net interest expense	(39)	(41)	(72)
Debt extinguishment costs	—	—	(39)
Income (loss) from continuing operations before income taxes	$267	$256	$(35)
Net sales for a business segment may include sales between segments. Such sales are at transfer prices that are equivalent to market value.

Revenues from Wal-Mart Stores Inc. represent approximately $1.1 billion of the company's consolidated revenues for continuing operations in 2014, and 1.0 billion in 2013 and 2012, all within the Retail segment.

In millions	2014	2013	2012
Assets
Retail	$1,560	$1,273	$1,279
Foodservice/Other	564	542	530
	2,124	1,815	1,809
Australian Bakery	—	—	58
Net assets held for sale/disposition	—	—	5
Other1	584	619	578
Total assets	$2,708	$2,434	$2,450
Depreciation
Retail	$101	$90	$101
Foodservice/Other	27	28	30
	128	118	131
Discontinued operations	—	2	104
Other	3	28	31
Total depreciation	$131	$148	$266
Additions to Long-Lived Assets
Retail	$368	$95	$128
Foodservice/Other	32	28	38
	400	123	166
Other	—	16	7
Total additions to long-lived assets	$400	$139	$173
1 Principally cash and equivalents, certain corporate fixed assets, deferred tax assets and certain other non-current assets.

EX 99.1

Net sales by product type within each business segment are as follows:

In millions	2014	2013	2012
Sales
Retail
Meat	$2,167	$2,103	$2,117
Convenient Foods	730	685	647
Bakery	94	104	118
Commodities/Other	1	2	2
Total Retail	2,992	2,894	2,884
Foodservice/Other
Meat	557	507	520
Convenient Foods	93	88	86
Bakery	343	343	344
Commodities/Other	100	88	75
Total Foodservice/Other	1,093	1,026	1,025
Total business segment sales	4,085	3,920	3,909
Impact of businesses exited/disposed	—	—	55
Intersegment elimination	—	—	(6)
Total net sales	$4,085	$3,920	$3,958
Meat category includes lunchmeat, hot dogs, breakfast sausage, smoked sausage and other meat products. Convenient Foods category includes breakfast sandwiches, breakfast convenience, corn dogs and other ready to eat meal items. Bakery category includes cakes, pies, cheesecakes and other bakery products. Commodities/Other category includes commodity turkey and pork.

Hillshire Brands' operations are principally in the United States. With respect to operations outside of the United States, no single foreign country or geographic region was significant. Foreign net sales were $17 million, $17 million and $18 million in 2014, 2013, and 2012, respectively, all of which was in Canada. The long-lived assets located outside of the United States are not significant.

EX 99.1

Note 20 - Quarterly Financial data (Unaudited)

The company's quarterly results for 2014 and 2013 are as follows:

	Quarter
In millions	First	Second	Third	Fourth
2014
Continuing operations
Net sales	$984	$1,082	$955	$1,064
Gross profit	265	325	281	294
Income	29	114	42	27
Income per common share
Basic	0.24	0.92	0.35	0.22
Diluted	0.23	0.91	0.34	0.22
Net income	29	115	42	27
Net income per common share
Basic	0.24	0.93	0.35	0.22
Diluted	0.23	0.92	0.34	0.22
Cash dividends declared	0.175	0.175	0.175	0.175
Market price
High	36.01	34.12	38.01	62.22
Low	30.63	30.35	32.71	34.22
Close	30.86	33.34	36.99	62.00

	Quarter
In millions	First	Second	Third	Fourth
2013
Continuing operations
Net sales	$974	$1,060	$924	$962
Gross profit	294	332	272	264
Income	49	58	42	35
Income per common share
Basic	0.40	0.47	0.34	0.29
Diluted	0.40	0.47	0.34	0.28
Net income	53	65	93	41
Net income per common share
Basic	0.43	0.53	0.76	0.33
Diluted	0.43	0.53	0.75	0.33
Cash dividends declared	0.125	0.125	0.125	0.125
Market price
High	30.43	28.74	35.19	37.28
Low	24.31	24.96	27.30	31.75
Close	26.78	27.49	35.15	33.08

The quarterly financial data shown above includes the impact of significant items. Significant items may include, but are not limited to: charges for exit activities; various restructuring programs; spin-off related costs; impairment charges; pension partial withdrawal liability charges; benefit plan curtailment gains and losses; plant shutdown costs and the related insurance recoveries; merger and acquisition costs; tax charges on deemed repatriated earnings; tax costs and benefits resulting from the disposition of a business; impact of tax law changes; changes in tax valuation allowances and favorable or unfavorable resolution of open tax matters based on the finalization of tax authority examinations or the expiration of statutes of limitations. Further details of these items are included in the Management's Discussion and Analysis of Financial Condition and Results of Operations section of this Annual Report on Form 10-K.

EX 99.1

Note 21 - Subsequent Events

On July 1, 2014, Hillshire entered into a definitive agreement and plan of merger with Tyson Foods, Inc., ("Tyson"), pursuant to which, among other things, Tyson has commenced a tender offer to acquire all of the issued and outstanding shares of Hillshire's common stock in cash at a purchase price of $63.00 per share. The transaction is expected to close on or before September 27, 2014.

On June 30, 2014, the company repaid $57 million of fully matured zero coupon notes. On July 2, 2014, the company repaid the remaining $48 million of fully matured zero coupon notes.